CREDIT AGREEMENT

AMONG

COOPER CAMERON CORPORATION,

AND THE OTHER BORROWERS NAMED HEREIN

AS BORROWERS,

THE LENDERS NAMED HEREIN,

JPMORGAN CHASE BANK, N.A.

AS ADMINISTRATIVE AGENT,

J.P. MORGAN SECURITIES INC.

AS LEAD ARRANGER AND SOLE BOOK RUNNER,

CALYON NEW YORK BRANCH

AS SYNDICATION AGENT,

AND

ABN AMRO BANK N.V., CITIBANK, N.A.,

AND THE ROYAL BANK OF SCOTLAND PLC

AS DOCUMENTATION AGENTS

DATED AS OF

OCTOBER 12, 2005

ARTICLE I DEFI	NITIONS 1
ARTICLE II	THE CREDITS	15
2.1	Commitment	15
2.2	Determination of Dollar Amounts; Required Payments; Termination	15
2.3	Ratable Loans	16
2.4	Types of Advances	16
2.5	Swing Line Loans	16
2.6	Facility Fee; Usage Fee; Reductions in Aggregate Commitment	20
2.7	Minimum Amount of Each Advance	20
2.8	Optional Principal Payments	20
2.9	Method of Selecting Types and Interest Periods for New Advances	21
2.10	Conversion and Continuation of Outstanding Advances	21
2.11	Method of Borrowing	22
2.12	Changes in Interest Rate, etc	22
2.13	Rates Applicable After Default	23
2.14	Method of Payment	23
2.15	Advances to be Made in Euro	24
2.16	Noteless Agreement; Evidence of Indebtedness	24
2.17	Telephonic Notices	24
2.18	Interest Payment Dates; Interest and Fee Basis	24

2.19	Notification of Advances, Interest Rates, Prepayments and Commitment Reductions 25

2.20	Lending Installations	25
2.21	Non-Receipt of Funds by the Administrative Agent	25
2.22	Market Disruption	26
2.23	Judgment Currency	26
2.24	Additional Borrowing Subsidiaries	26
2.25	Lender Replacement	27
2.26	Facility LCs	27
2.27	Increase in Aggregate Commitment	32
2.28	Extension of Facility Termination Date	33
ARTICLE III	YIELD PROTECTION; TAXES	35
3.1	Yield Protection	35
3.2	Changes in Capital Adequacy Regulations	36
3.3	Availability of Types of Advances	37
3.4	Funding Indemnification	37
3.5	Taxes	37
3.6	Lender Statements; Survival of Indemnity	39
ARTICLE IV	CONDITIONS PRECEDENT	39
4.1	Initial Credit Extensions	39
4.2	Each Credit Extension	41
ARTICLE V	REPRESENTATIONS AND WARRANTIES	41
5.1	Existence and Standing	41
5.2	Authorization and Validity	42
5.3	No Conflict; Government Consent	42
5.4	Financial Statements	42
5.5	Taxes	43
5.6	Litigation and Contingent Obligations	43
5.7	Subsidiaries	43
5.8	ERISA	43
5.9	Accuracy of Information	43
5.10	Regulation U	44
5.11	Material Agreements	44
5.12	Compliance With Laws	44
5.13	Ownership of Properties	44
5.14	Plan Assets; Prohibited Transactions	44
5.15	Environmental Matters	44
5.16	Investment Company Act	44
5.17	Public Utility Holding Company Act	44
5.18	Reportable Transaction	45
5.19	Foreign Assets Control Regulations, etc	45
5.20	Obligations Pari Passu	45
ARTICLE VI	COVENANTS	45
6.1	Financial Reporting	45
6.2	Use of Proceeds	47
6.3	Notice of Default	47
6.4	Conduct of Business	47
6.5	Taxes	47
6.6	Insurance	47
6.7	Compliance with Laws	47
6.8	Maintenance of Properties	47
6.9	Inspection	47
6.10	Capital Stock and Dividends	48
6.11	Indebtedness	48
6.12	Merger	49
6.13	Sale of Assets	49
6.14	Sale of Accounts	49
6.15	Liens	49
6.16	Affiliates	50
6.17	Environmental Matters	50
6.18	Restrictions on Subsidiary Payments	50
6.19	ERISA Compliance	50
6.20	Total Debt to Total Capitalization Ratio	51
ARTICLE VII	DEFAULTS	51
ARTICLE VIIIACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		53
8.1	Acceleration; Facility LC Collateral Account	53
8.2	Amendments	54
8.3	Preservation of Rights	55
ARTICLE IX	GENERAL PROVISIONS	55
9.1	Survival of Representations	55
9.2	Governmental Regulation	55
9.3	Headings	55
9.4	Entire Agreement	55
9.5	Several Obligations; Benefits of this Agreement	56
9.6	Expenses; Indemnification	56
9.7	Numbers of Documents	57
9.8	Accounting	57
9.9	Severability of Provisions	57
9.10	Nonliability of Lenders	58
9.11	Confidentiality	58
9.12	Nonreliance	58
9.13	Disclosure	58
9.14	USA PATRIOT Act Notice	58
ARTICLE X	THE ADMINISTRATIVE AGENT	59
10.1	Appointment; Nature of Relationship	59
10.2	Powers	59
10.3	General Immunity	59
10.4	No Responsibility for Loans, Recitals, etc	59
10.5	Action on Instructions of Lenders	60
10.6	Employment of Administrative Agents and Counsel	60
10.7	Reliance on Documents; Counsel	60
10.8	Administrative Agent's Reimbursement and Indemnification	60
10.9	Notice of Default	61
10.10	Rights as a Lender	61
10.11	Lender Credit Decision	61
10.12	Successor Administrative Agent	61
10.13	Administrative Agent and Arranger Fees	62
10.14	Delegation to Affiliates	62
10.15	Co-Agents, Documentation Agent, Syndication Agent, etc	62
ARTICLE XI	SETOFF; RATABLE PAYMENTS	62
11.1	Setoff	62
11.2	Ratable Payments	62
ARTICLE XII	BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS	63
12.1	Successors and Assigns	63
12.2	Participations	63
12.3	Assignments	64
12.4	Dissemination of Information	65
12.5	Tax Treatment	65
ARTICLE XIIINOTICES		65
13.1	Notices	65
13.2	Change of Address	65
ARTICLE XIVCOUNTERPARTS		65
ARTICLE XV	CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL		66
15.1	CHOICE OF LAW	66
15.2	CONSENT TO JURISDICTION	66
15.3	WAIVER OF JURY TRIAL	66

SCHEDULES AND EXHIBITS

PRICING SCHEDULE EXHIBIT A-1 EXHIBIT A-2 EXHIBIT B EXHIBIT C	FORM OF IN-HOUSE COUNSEL OPINION FORM OF OUTSIDE COUNSEL OPINION FORM OF COMPLIANCE CERTIFICATE FORM OF ASSIGNMENT AGREEMENT

EXHIBIT D FORM OF LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

EXHIBIT E EXHIBIT F EXHIBIT G SCHEDULE 1 SCHEDULE 2 SCHEDULE 3	FORM OF NOTE FORM OF JOINDER AGREEMENT FORM OF GUARANTY SUBSIDIARIES LIENS EUROCURRENCY PAYMENT OFFICES OF THE AGENT

CREDIT AGREEMENT

This Agreement, dated as of October 12, 2005, is among Cooper Cameron Corporation, Cooper Cameron (U.K.) Limited, Cameron GmbH, Cooper Cameron (Singapore) Pte. Ltd., Cooper Cameron Canada Corp., Cooper Cameron (Luxembourg) SARL, the Lenders (defined below), Calyon New York Branch, as Syndication Agent, ABN AMRO Bank N.V., Citibank, N.A., and The Royal Bank of Scotland plc, as Documentation Agents, and JPMorgan Chase Bank, N.A., as L/C Issuer and Administrative Agent. The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement:

“Additional Lender” is defined in Section 2.27(a).

“Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

“Advance” means a borrowing hereunder, (a) made by some or all of the Lenders on the same Borrowing Date, or (b) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurocurrency Loans, in the same Agreed Currency and for the same Interest Period. The term “Advance” shall include Swing Line Loans unless otherwise expressly provided.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 15% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agreed Currencies” means (a) Dollars, (b) so long as such currencies remain Eligible Currencies, British Pounds Sterling, Canadian Dollars, and, the Euro, and (c) any other Eligible Currency which a Borrower requests the Administrative Agent to include as an Agreed Currency hereunder and which is acceptable to all of the Lenders.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as reduced or increased from time to time pursuant to the terms hereof.

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

“Agreement” means this credit agreement, as it may be amended, restated, modified or supplemented and in effect from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the higher of (a) the Prime Rate for such day and (b) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

“Anniversary Date” means each annual anniversary of the Closing Date.

“Applicable Fee Rate” means, at any time, the percentage rate per annum at which Facility Fees or usage fees are accruing at such time as set out in the attached Pricing Schedule.

“Applicable Margin” means, with respect to Advances of any Type or Facility LC’s of any Type, at any time, the percentage rate per annum which is applicable at such time with respect to Advances or Facility LC’s of such Type as set out in the attached Pricing Schedule.

“Approximate Equivalent Amount” of any currency with respect to any amount of Dollars shall mean the Equivalent Amount of such currency with respect to such amount of Dollars on or as of such date, rounded up to the nearest amount of such currency as determined by the Administrative Agent from time to time.

“Arranger” means J.P. Morgan Securities Inc. and its successors, in its capacity as Lead Arranger and Sole Book Runner.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Asset Disposition” means any sale, transfer, or other disposition of any asset of the Parent or any Subsidiary in a single transaction or in a series of related transactions (other than the sale of inventory in the ordinary course, the sale of obsolete or excess machinery, equipment, or furniture in the ordinary course, and the sale of accounts and notes receivable permitted by Section 6.14).

“Attributable Debt” means as at the time of determination (a) with respect to a Synthetic Lease, the present value (discounted at the explicit or implicit interest rate applicable to such Synthetic Lease at such time) of the total obligations of the lessee for rental payments during the remaining term of such Synthetic Lease at such time and (b) with respect to an accounts or notes receivable financing or securitization program, the outstanding balance of amounts advanced in respect of the receivables and notes under such program.

“Authorized Officer” means, with respect to any of the Borrowers, any of the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, or controller, acting singly.

“Availability” is defined in Section 7.2.

“Available Aggregate Commitment” means, at any time, the Aggregate Commitment then in effect minus the Aggregate Outstanding Credit Exposure at such time.

“Bank Guaranty” means a guaranty executed by a LC Issuer with respect to obligations of a Borrower and provided pursuant to this Agreement.

“Borrower” means any of the Parent and the Borrowing Subsidiaries and “Borrowers” means, collectively, the Parent and the Borrowing Subsidiaries.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.9.

“Borrowing Subsidiary” means each of Cooper Cameron (U.K.) Limited, Cameron GmbH, Cooper Cameron (Singapore) Pte. Ltd., Cooper Cameron Canada Corp., Cooper Cameron (Luxembourg) SARL and any other Subsidiary of the Parent which has entered into a Joinder Agreement.

“Business Day” means (a) with respect to any borrowing, payment or rate selection of Eurocurrency Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in Dollars and the other Agreed Currencies are carried on in the London interbank market (and, if the Advances which are the subject of such borrowing, payment or rate selection are denominated in Euro, a day upon which such clearing system as is determined by the Administrative Agent to be suitable for clearing or settlement of the Euro is open for business) and (b) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Canadian Borrower” means any Borrowing Subsidiary which is incorporated under and operating in Canada or one of its provinces.

“Canadian Dollars” shall mean the lawful currency of Canada.

“Canadian Swing Line Borrowing Notice” is defined in Section 2.5.1(b).

“Canadian Swing Line Election” means the agreement of the Canadian Swing Line Lenders to make, at their election, Canadian Swing Line Loans up to a maximum principal amount of $15,000,000 at any one time outstanding.

“Canadian Swing Line Lender” means JPMorgan Chase Bank, N.A., Toronto Branch, and each other Lender which agrees at the request of the Parent to act as a Canadian Swing Line Lender hereunder, or any other Lender which may succeed to their rights and obligations as Canadian Swing Line Lender pursuant to the terms of this Agreement, and “Canadian Swing Line Lenders” means, collectively, all of such Canadian Swing Line Lenders. Each Canadian Swing Line Lender must be exempt from withholding taxes imposed by Canada on interest payments made by the Parent or any Canadian Borrower, but need not be located in Canada.

“Canadian Swing Line Loan” means a Loan made available to the Parent or any Canadian Borrower by the Canadian Swing Line Lenders pursuant to Section 2.5.1.

“Canadian Swing Line Share” means, with respect to a Canadian Swing Line Lender, a portion equal to a fraction the numerator of which is the Dollar Amount set out opposite its signature below under the heading “Canadian Swing Line Loan Amount” (as it may be modified as a result of any assignment that has become effective pursuant to Section 12.3.2 or as otherwise modified from time to time pursuant to the terms hereof) and the denominator of which is Dollar Amount of the Canadian Swing Line Election.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

“Change in Control” means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of voting stock of the Parent.

“Closing Date” means the date on or after the date of this Agreement on which all conditions precedent set out in Section 4.1 hereof have been satisfied or waived by the party or parties entitled to performance thereof.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral Shortfall Amount” is defined in Section 8.1.

“Commitment” means, for each Lender, the obligation of such Lender to make Revolving Loans to, and participate in Facility LCs issued upon the application of, the Borrowers in an aggregate amount not exceeding the amount set out opposite its signature below, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.3.2 or as otherwise modified from time to time pursuant to the terms hereof.

“Commitment Increase” is defined in Section 2.27(a).

“Commitment Maturity Date” means, with respect to each Lender, October 12, 2010, as such date may be extended from time to time pursuant to Section 2.28, or, if earlier, the Facility Termination Date.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Computation Date” is defined in Section 2.2.

“Consolidated EBITDA” means (a) Consolidated Net Income for any applicable period plus, to the extent deducted from revenues in determining Consolidated Net Income (a) Consolidated Interest Expense for such period, (ii) expenses for income and franchise taxes paid or accrued during such period, (iii) depreciation and amortization for such period, (iv) non-recurring, non-cash charges for such period, and (iv) extraordinary losses incurred during such period other than in the ordinary course of business minus, to the extent included in Consolidated Net Income, extraordinary gains realized in such period other than in the ordinary course of business, all calculated for the Parent and its Subsidiaries on a consolidated basis, and (b) includes, on a pro forma basis, Consolidated EBITDA of any Person acquired in accordance with Section 6.12 for the four fiscal quarters most recently ended prior to the date of such acquisition, provided that the Consolidated EBITDA of any such acquired Person may be included in the Consolidated EBITDA of the Parent only if the Parent provides to the Administrative Agent, prior to or simultaneously with the delivery of any Compliance Certificate including the Consolidated EBITDA of such Person, financial statements of such Person for the fiscal year of such Person most recently ended, audited by independent certified public accountants reasonably acceptable to the Administrative Agent and including, at a minimum, a balance sheet, income statement, and statement of cash flows.

“Consolidated Indebtedness” means at any time the Indebtedness of the Parent and its Subsidiaries calculated on a consolidated basis as of such time.

“Consolidated Interest Expense” means, with reference to any period, the interest expense, whether paid or accrued, of the Parent and its Subsidiaries calculated on a consolidated basis for such period as determined in accordance with Agreement Accounting Principles.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Parent and its Subsidiaries calculated on a consolidated basis for such period in accordance with Agreement Accounting Principles.

“Consolidated Net Worth” means at any time the consolidated stockholders’ equity of the Parent and its Subsidiaries calculated on a consolidated basis as of such time; provided that any changes in consolidated stockholders’ equity as a result of (a) foreign currency translation adjustments and (b) any change in the fair value of any Financial Contract pursuant to Financial Accounting Standards Board Bulletin No 133, in each case after the date hereof, shall be excluded when computing Consolidated Net Worth.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, bank guaranties, operating agreement, take-or-pay contract, a standby letter of credit which supports a payment obligation, or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership, and specifically excluding commercial letters of credit, standby letters of credit, and bank guaranties, in each case, which support performance obligations.

“Conversion/Continuation Notice” is defined in Section 2.10.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Parent or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Credit Extension” means the making of an Advance or the issuance of a Facility LC hereunder.

“Credit Extension Date” means the Borrowing Date for an Advance or the issuance date for a Facility LC.

“Default” means an event described in Article VII.

“Documentary Letter of Credit” means a commercial letter of credit qualifying as a trade-related contingency under 12 CFR Part 3, Appendix A, Section 3(b)(3) or any successor U.S. Comptroller of the Currency regulation.

“Dollar Amount” of any currency at any date shall mean (a) the amount of such currency if such currency is Dollars or (b) the equivalent in such currency of such amount of Dollars if such currency is any currency other than Dollars, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such currency on the London market at 11:00 a.m., London time, on or as of the most recent Computation Date provided for in Section 2.2.

“Dollars” and “$” shall mean the lawful currency of the United States of America.

“Eligible Assignee” means any commercial bank organized under the laws of the United States or any of the countries parties to the Organization for Economic Cooperation and Development or any political subdivision of any thereof which has primary capital (or its equivalent) of not less than $250,000,000, is approved by the Administrative Agent, and, so long as no Default exists, is approved by the Parent, in either case, such approval not to be unreasonably withheld.

“Eligible Currency” means any currency other than Dollars (a) that is readily available, (b) that is freely traded, (c) in which deposits are customarily offered to banks in the London interbank market, (d) which is convertible into Dollars in the international interbank market and (e) as to which an Equivalent Amount may be readily calculated. If, after the designation by the Lenders of any currency as an Agreed Currency, (i) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, (ii) such currency is, in the determination of the Administrative Agent, no longer readily available or freely traded or (iii) in the determination of the Administrative Agent, an Equivalent Amount of such currency is not readily calculable, the Administrative Agent shall promptly notify the Lenders and the Borrowers, and such currency shall no longer be an Agreed Currency until such time as all of the Lenders agree to reinstate such currency as an Agreed Currency and promptly, but in any event within five Business Days of receipt of such notice from the Administrative Agent, the Borrowers shall repay all Loans in such affected currency or convert such Loans into Loans in Dollars or another Agreed Currency, subject to the other terms set out in Article II.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“Euro” and/or “EUR” means the euro referred to in Council Regulation (EC) No. 1103/97 dated June 17, 1997 passed by the Council of the European Union, or, if different, the then lawful currency of the member states of the European Union that participate in the third stage of Economic and Monetary Union.

“Eurocurrency” means any Agreed Currency.

“Eurocurrency Advance” means an Advance which, except as otherwise provided in Section 2.12, bears interest at the applicable Eurocurrency Rate.

“Eurocurrency Loan” means a Loan which, except as otherwise provided in Section 2.12, bears interest at the applicable Eurocurrency Rate.

“Eurocurrency Payment Office” of the Administrative Agent shall mean, for each of the Agreed Currencies, the office, branch, affiliate or correspondent bank of the Administrative Agent specified as the “Eurocurrency Payment Office” for such currency in Schedule 3 hereto or such other office, branch, affiliate or correspondent bank of the Administrative Agent as it may from time to time specify to the Borrowers and each Lender as its Eurocurrency Payment Office.

“Eurocurrency Rate” means, with respect to a Eurocurrency Advance for the relevant Interest Period, the sum of (a) the quotient of (i) the Eurocurrency Reference Rate applicable to such Interest Period, divided by (ii) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (b) the Applicable Margin.

“Eurocurrency Reference Rate” means, with respect to a Eurocurrency Advance for the relevant Interest Period, the applicable British Bankers’ Association Interest Settlement Rate for deposits in the applicable Agreed Currency appearing on Reuters Screen FRBD or the applicable Reuters Screen for such Agreed Currency as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, (a) if Reuters Screen FRBD or the applicable Reuters Screen for such Agreed Currency is not available to the Administrative Agent for any reason, the applicable Eurocurrency Reference Rate for the relevant Interest Period shall instead be the applicable British Bankers’ Association Interest Settlement Rate for deposits in the Applicable Agreed Currency as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, and (b) if no such British Bankers’ Association Interest Settlement Rate is available, the applicable Eurocurrency Reference Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the arithmetic average of the rates reported to the Administrative Agent by each Reference Lender as the rate at which such Reference Lender offers to place deposits in the applicable Agreed Currency with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of such Reference Lender’s relevant Eurocurrency Loan and having a maturity equal to such Interest Period. If any Reference Lender fails to provide such quotation to the Administrative Agent, then the Administrative Agent shall determine the Eurocurrency Reference Rate on the basis of the quotations of the remaining Reference Lender(s).

“Excess Obligations” is defined in Section 2.2(a).

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (a) the jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or organized or (b) the jurisdiction in which the Administrative Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Facility Fee” is defined in Section 2.6.1.

“Facility LC” is defined in Section 2.26.1.

“Facility LC Application” is defined in Section 2.26.3.

“Facility LC Collateral Account” is defined in Section 2.26.11.“Facility Termination Date” means October 12, 2010, as such date may be extended from time to time pursuant to Section 2.28, or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Central Time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Fee Letter” means that certain fee letter dated September 12, 2005, among Administrative Agent, Arranger and the Parent, as amended from time to time.

“Financial Contract” of a Person means (a) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, or (b) any Rate Management Transaction.

“Financial Letter of Credit” means a letter of credit other than a Performance Letter of Credit or a Documentary Letter of Credit, and shall include without limitation standby letters of credit issued to secure financial obligations.

“Floating Rate” means, for any day, a rate per annum equal to the Alternate Base Rate for such day, in each case changing when and as the Alternate Base Rate changes.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.

“Foreign Subsidiary” means a Subsidiary not organized under the laws of the United States or any state, possession, or territory thereof.

“Guaranty” means that certain Guaranty dated as of October 12, 2005, executed by the Parent in favor of the Administrative Agent, for the ratable benefit of the Lenders in the form of Exhibit G, as it may be amended or modified and in effect from time to time.

“Hazardous Materials” means the substances identified as such pursuant to CERCLA and any chemicals regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum or petroleum products Released into the environment, radionuclides, radioactive materials, and medical and infectious waste.

“Increasing Lender” is defined in Section 2.27(a).

“Indebtedness” of a Person means such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or other instruments, (e) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (f) Capitalized Lease Obligations, (g) Contingent Obligations, (h) reimbursement obligations of such Person in respect of letters of credit or acceptance financing, (i) Off-Balance Sheet Liabilities, (j) any other obligation for borrowed money which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person.

“Interest Period” means, with respect to a Eurocurrency Advance, a period of one, two, three or six months (or such other period as may be agreed by the Lenders with respect to a particular Agreed Currency) commencing on a Business Day selected by the applicable Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months (or such other applicable period) thereafter, provided that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month (or such other applicable period), such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month (or such other applicable period). If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Joinder Agreement” means an agreement substantially in the form of Exhibit F by which a Subsidiary of the Parent becomes a Borrower Subsidiary.

“JPMorgan” means JPMorgan Chase Bank, N.A., in its individual capacity, and its successors.

“LC Fee” is defined in Section 2.26.4.

“LC Issuer” means JPMorgan (or any Affiliate designated by JPMorgan) in its capacity as issuer of Facility LCs hereunder and, at any Borrower’s option, any Lender (or, in the case of a Bank Guaranty, its applicable foreign Affiliate) who agrees to act in the capacity as issuer of Facility LCs hereunder and “LC Issuers” means, collectively, all of such LC Issuers.

“LC Obligations” means, at any time, the sum, without duplication, of (a) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (b) the aggregate unpaid amount at such time of all Reimbursement Obligations.

“LC Payment Date” is defined in Section 2.26.5.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns. Unless otherwise specified, the term “Lenders” includes the Swing Line Lenders.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent with respect to each Agreed Currency listed on the administration information sheets provided to the Administrative Agent in connection herewith or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.20.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means a Revolving Loan or Swing Line Loan.

“Loan Documents” means this Agreement, the Facility LC Applications, any Notes issued pursuant to Section 2.16, the Guaranty, any Joinder Agreement and any other documents and agreements contemplated hereby and executed by any Borrower with or in favor of the Administrative Agent or any Lender, as any such agreement, instrument or document may be amended, modified or supplemented from time-to-time.

“Material Adverse Effect” means a material adverse effect on (a) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Parent and its Subsidiaries taken as a whole, (b) the ability of any Borrower to perform its obligations under the Loan Documents to which it is a party, or (c) the validity or enforceability of this Agreement, any Notes, the Guaranty, or any of the other material Loan Documents or the rights or remedies of the Administrative Agent, the applicable LC Issuer, or the Lenders thereunder.

“Material Indebtedness” is defined in Section 7.5.

“Material Subsidiary” means any Subsidiary of the Parent, which Subsidiary holds or constitutes 10% or more of either the consolidated assets or Consolidated EBITDA of the Parent.

“Modify” and “Modification” are defined in Section 2.26.1.

“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto which is a nationally recognized statistical rating organization.

“Multiemployer Plan” means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“National Currency Unit” means the unit of currency (other than a Euro unit) of each member state of the European Union that participates in the third stage of Economic and Monetary Union.

“Non-Extending Lender” is defined in Section 2.28.

“Non-U.S. Borrower” is defined in Section 3.1(b).

“Non-U.S. Lender” is defined in Section 3.5(d).

“Note” is defined in Section 2.16.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all Reimbursement Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities, obligations under any Rate Management Transaction with any Lender in connection with Loans under this Agreement, and other obligations of the Borrowers (or any Borrower) to the Lenders or to any Lender, any LC Issuer, the Administrative Agent, or any indemnified party arising under the Loan Documents, including without limitation any such Obligations incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, whether or not allowed or allowable in such proceeding.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, (c) any liability under any Synthetic Lease transaction entered into by such Person, or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause (d) Operating Leases.

“Offered Rate” means a per annum rate of interest offered by the US Swing Line Lender or the Canadian Swing Line Lender, as applicable, pursuant to Section 2.5.1(b) or Section 2.5.2(b).

“Original Currency” is defined in Section 2.14(b).

“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Other Taxes” is defined in Section 3.5(b).

“Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (a) the aggregate principal amount of its Loans outstanding at such time, plus (b) an amount equal to its Pro Rata Share of the aggregate principal amount of Swing Line Loans outstanding at such time, plus (c) an amount equal to its Pro Rata Share of the LC Obligations (other than LC Obligations with respect to Bank Guaranties) at such time.

“Parent” means Cooper Cameron Corporation and its successors and assigns.

“Participants” is defined in Section 12.2.1.

“Payment Date” means the last day of each March, June, September and December.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Performance Letter of Credit” means a letter of credit qualifying as a “performance-based standby letter of credit” under 12 CFR Part 3, Appendix A, Section 3(b)(2)(i) or any successor U.S. Comptroller of the Currency regulation.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Parent or any member of the Controlled Group may have any liability.

“Pricing Schedule” means the Schedule attached hereto identified as such.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by JPMorgan or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitment.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Parent or any of its Subsidiaries which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Reference Lenders” means Calyon New York Branch, ABN Amro Bank N.V., Citibank, N.A., and The Royal Bank of Scotland plc.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrowers then outstanding under Section 2.26 to reimburse the LC Issuers for amounts paid by any LC Issuer in respect of any one or more drawings under Facility LCs.

“Release” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Reports” is defined in Section 9.6.

“Required Lenders” means Lenders in the aggregate having at least 51% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 51% of the Aggregate Outstanding Credit Exposure.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

“Revolving Loan” means, with respect to a Lender, such Lender’s loan made pursuant to its commitment to lend set out in Section 2.1 (or any conversion or continuation thereof).

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., and any successor thereto which is a nationally recognized statistical rating organization.

“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Single Employer Plan” means a Plan, other than a Multiemployer Plan, maintained by the Parent or any member of the Controlled Group for employees of the Parent or any member of the Controlled Group.

“Subsidiary” of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Parent.

“Substantial Portion” means, with respect to the Property of the Parent and its Subsidiaries, Property which represents more than the greater of (a) $300,000,000 and (b) 20% of the consolidated assets of the Parent and its Subsidiaries as would be shown in the consolidated financial statements of the Parent and its Subsidiaries as at the beginning of the quarter ending with the month in which such determination is made.

“Swing Line Commitments” means the Canadian Swing Line Elections and the US Swing Line Commitment.

“Swing Line Lenders” means the Canadian Swing Line Lenders and the US Swing Line Lender.

“Swing Line Loans” means the Canadian Swing Line Loans and the US Swing Line Loans.

“Synthetic Lease” means (a) any lease that is treated as an Operating Lease under Agreement Accounting Principles but for which the Parent or any of the Subsidiaries is viewed as the owner of the leased Property under the Code and (b) guaranties by the Parent or any of the Subsidiaries of the obligations of the lessor of such leased Property which are secured by the payments due under the lease of such Property.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Termination Event” means, with respect to a Plan which is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of the Parent or any other member of a Controlled Group from such Plan during a plan year in which the Parent or any other member of a Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Plan, the filing of a notice of intent to terminate such Plan or the treatment of an amendment of such Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Plan, or (e) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Plan.

“Total Capitalization” means, at any time, the sum of Total Debt and Consolidated Net Worth at such time.

“Total Debt” means, at any time, that part of the Consolidated Indebtedness of the Parent and the Subsidiaries at such time which would be reflected on a balance sheet prepared in accordance with Agreement Accounting Principles.

“Transferee” is defined in Section 12.4.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurocurrency Advance, and with respect to any Facility LC, its nature as a Financial Letter of Credit, Performance Letter of Credit, Documentary Letter of Credit or Bank Guaranty.

“US Swing Line Borrowing Notice” is defined in Section 2.5.2(b).

“US Swing Line Commitment” means the obligation of the US Swing Line Lender to make US Swing Line Loans up to a maximum principal amount of $25,000,000 at any one time outstanding.

“US Swing Line Lender” means JPMorgan or any other Lender which may succeed to its rights and obligations as US Swing Line Lender pursuant to the terms of this Agreement.

“US Swing Line Loan” means a Loan made available to a Borrower by the US Swing Line Lender pursuant to Section 2.5.2.

"USA Patriot Act” is defined in Section 9.14.

“Unfunded Liabilities” means the amount (if any) by which the actuarial present value of the benefit attributed by the pension benefit formula under all Single Employer Plans to employee service rendered prior to that date (based on current and past compensation levels) exceeds the fair value of all Plan assets, all determined as of the last day of the Borrowers’ fiscal year using a calculation methodology, discount rate, expected return on Plan assets, rate of compensation increase, and other gain or loss components required or permitted under Statement of Financial Accounting Standards No. 87 in presenting the projected benefit obligation.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Wholly-Owned Subsidiary” of a Person means (a) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

THE CREDITS

2.1 Commitment. From and including the date of this Agreement and prior to its respective Commitment Maturity Date, each Lender severally agrees, on the terms and conditions set out in this Agreement, to (a) make Revolving Loans to any Borrower in Agreed Currencies upon the request of any Borrower from time to time and (b) participate in Facility LCs issued upon the request of any Borrower, provided that, after giving effect to the making of each such Revolving Loan and the issuance of each such Facility LC, such Lender’s Dollar Amount of its Outstanding Credit Exposure shall not exceed its Commitment, provided that (i) at no time shall Revolving Loans be outstanding hereunder in more than three different Agreed Currencies, (ii) at no time shall the Dollar Amount of Revolving Loans made in Agreed Currencies other than Dollars exceed $320,000,000 and (iii) all Floating Rate Loans shall be made in Dollars, except as otherwise provided in Section 2.5.1(d). Subject to the terms of this Agreement, the Borrowers may borrow, repay and reborrow the Revolving Loans at any time prior to the Facility Termination Date. Each Lender’s Commitment to extend credit hereunder shall expire on its respective Commitment Maturity Date. The LC Issuers will issue Facility LCs hereunder on the terms and conditions set out in Section 2.26.

2.2 Determination of Dollar Amounts; Required Payments; Termination.

(a) The Administrative Agent will determine the Dollar Amount of

(i) each Advance as of the date three Business Days prior to the Borrowing Date or, if applicable, date of conversion/continuation of such Advance,

(ii) all outstanding Advances on and as of the last Business Day of each quarter and on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders,

(iii) the face amount of or any drawing under each Facility LC on and as of the the date three Business Days prior to the proposed date of issuance (or Modification) or drawing, and

(iv) the LC Obligations with respect to all outstanding Facility LCs on and as of the last Business Day of each quarter and on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.

Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (i), (ii), (iii), and (iv) is herein described as a “Computation Date” with respect to each Advance or Facility LC for which a Dollar Amount is determined on or as of such day. If at any time the Dollar Amount of the sum of (y) the aggregate principal amount of all outstanding Advances (calculated, with respect to those Advances denominated in Agreed Currencies other than Dollars, as of the most recent Computation Date with respect to each such Advance) plus (z) the aggregate amount of all outstanding LC Obligations other than Bank Guaranties (calculated, with respect to those Facility LCs denominated in Agreed Currencies other than Dollars, as of the most recent Computation Date with respect to each such Facility LC) exceeds the Aggregate Commitment (the amount of such excess, the “Excess Obligations"), the Borrowers shall immediately repay Advances in an aggregate principal amount sufficient to eliminate any such Excess Obligations. If no Advances are then outstanding or if any Excess Obligations remain outstanding upon repayment of all outstanding Advances, and provided that the Excess Obligations exceed $500, the Borrowers shall immediately make deposits to the Facility LC Collateral Account at the Administrative Agent’s election either (i) in the applicable Agreed Currency or Currencies as determined by the Administrative Agent and in an amount equal to the amount of such Excess Obligations or (ii) in Dollars in an amount equal to 110% of the Dollar Amount (calculated as of the applicable Computation Date) of such Excess Obligations. If as of any Computation Date the amount of any such cash collateral held by the Administrative Agent on such date exceeds the amount required to be deposited by the Borrowers pursuant to preceding sentence by greater than $500, the Administrative Agent shall promptly release cash collateral to the Borrowers in the amount of such excess to the extent such cash collateral is not otherwise required under the terms of this Agreement.

(b) Except as otherwise specifically provided in Section 2.26 with respect to Facility LCs (i) the Outstanding Credit Exposure to each Non-Extending Lender, and all other unpaid Obligations owing to each such Lender, shall be paid in full by the Borrowers on such Non-Extending Lender’s Commitment Maturity Date and (ii) the Aggregate Outstanding Credit Exposure and all other unpaid Obligations shall be paid in full by the Borrowers on the Facility Termination Date.

2.3 Ratable Loans. Each Advance hereunder (other than any Swing Line Loan) shall consist of Revolving Loans made from the several Lenders ratably according to their Pro Rata Shares.

2.4 Types of Advances. The Advances may be (a) Floating Rate Advances or Eurocurrency Advances, or a combination thereof, selected by the applicable Borrower in accordance with Sections 2.9 and 2.10, (b) Canadian Swing Line Loans selected by the Parent or the applicable Canadian Borrower in accordance with Section 2.5.1, or (c) US Swing Line Loans selected by the applicable Borrower in accordance with Section 2.5.2.

2.5 Swing Line Loans.2.5.1 Canadian Swing Line Loans.

(a) Upon the satisfaction of the conditions precedent set out in Section 4.2 and, if such Canadian Swing Line Loan is to be made on the date of the initial Advance hereunder, the satisfaction of the conditions precedent set out in Section 4.1 as well, from and including the date of this Agreement and prior to its respective Commitment Maturity Date, each Canadian Swing Line Lender agrees, on the terms and conditions set out in this Agreement, to make Canadian Swing Line Loans in Dollars or Canadian Dollars to the Parent or any Canadian Borrower from time to time in an aggregate principal Dollar Amount not to exceed the Canadian Swing Line Election, provided that (a) the Aggregate Outstanding Credit Exposure shall not at any time exceed the Aggregate Commitment, and (b) at no time shall such Canadian Swing Line Lender’s Outstanding Credit Exposure exceed the Dollar Amount of such Canadian Swing Line Lender’s Commitment at such time. Subject to the terms of this Agreement, the Parent or the applicable Canadian Borrower may borrow, repay and reborrow Canadian Swing Line Loans at any time prior to the applicable Commitment Maturity Date.

(b) The Parent or the applicable Canadian Borrower shall deliver to the Administrative Agent and the Canadian Swing Line Lenders irrevocable notice (a “Canadian Swing Line Borrowing Notice”) not later than noon (Central Time) one Business Day before the Borrowing Date of each Canadian Swing Line Loan denominated in Dollars and four Business Days before the Borrowing Date for each Canadian Swing Line Loan denominated in Canadian Dollars, specifying (a) the applicable Borrowing Date (which date shall be a Business Day), (b) the aggregate amount of the requested Canadian Swing Line Loan which shall be an amount not less than $100,000, (c) whether such Canadian Swing Line Loan shall be denominated in Dollars or Canadian Dollars, (d) whether such Canadian Swing Line Loan shall bear interest at the Eurocurrency Rate or at the rate offered by the Canadian Swing Line Lender, upon request by the applicable Borrower, for Canadian Swing Line Loans, (e) in the case of a Canadian Swing Line Loan bearing interest at the Eurocurrency Rate, the Interest Period applicable thereto, if applicable, and (f) the applicable Canadian Borrower.

(c) Promptly after receipt of a Canadian Swing Line Borrowing Notice, the Administrative Agent shall notify each Canadian Swing Line Lender by fax, or other similar form of transmission, of the requested Canadian Swing Line Loan. Not later than 2:00 p.m. (Central Time) on the applicable Borrowing Date, each Canadian Swing Line Lender shall make available its Canadian Swing Line Share of the Canadian Swing Line Loan, in funds immediately available in Chicago, to the Administrative Agent at its address specified pursuant to Article XIII. The Administrative Agent will promptly make the funds so received from the Canadian Swing Line Lenders available to the Parent or the applicable Canadian Borrower on the Borrowing Date at the Administrative Agent’s aforesaid address. Notwithstanding anything in this Agreement to the contrary, it is expressly agreed that no Canadian Swing Line Lender shall have an obligation whatsoever to make any Canadian Swing Line Loan, the making of any Canadian Swing Line Loan to be in the sole discretion of each Canadian Swing Line Lender determined at the time of any request for any Canadian Swing Line Loan by the Parent or any Canadian Borrower. Without limiting the foregoing sentence, each Canadian Swing Line Lender agrees to give the Parent, each Canadian Borrower and the Administrative Agent written notice of its decision to no longer make Canadian Swing Line Loans.

(d) Repayment of Canadian Swing Line Loans:

(i) Upon the occurrence of a Default, any Canadian Swing Line Lender may require each Lender (including such Canadian Swing Line Lender) to make a Revolving Loan in the amount of such Lender’s Pro Rata Share of such Canadian Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Canadian Swing Line Loan. Not later than noon (Central Time) on the date of any notice received pursuant to this Section 2.5.1, each Lender shall make available its required Revolving Loan, in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Article XIII. Revolving Loans made pursuant to this Section 2.5.1 shall be made in the currency in which the Canadian Swing Line Loan to be repaid is denominated, and shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurocurrency Loans in the manner provided in Section 2.10 (and in the case of any such Loan denominated in Canadian Dollars shall be promptly converted into Eurocurrency Loans) and subject to the other conditions and limitations set out in this Article II. Unless a Lender shall have notified such Canadian Swing Line Lender, prior to its making any Canadian Swing Line Loan, that any applicable condition precedent set out in Sections 4.1 or 4.2 had not then been satisfied, such Lender’s obligation to make Revolving Loans pursuant to this Section 2.5.1 to repay Canadian Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Administrative Agent, any Canadian Swing Line Lender or any other Person, (B) the occurrence or continuance of a Default or Unmatured Default, (C) any adverse change in the condition (financial or otherwise) of the Parent or the applicable Canadian Borrower, or (D) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.5.1, the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Administrative Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.5.1, such Lender shall be deemed, at the option of the Administrative Agent, to have unconditionally and irrevocably purchased from such Canadian Swing Line Lender, without recourse or warranty, an undivided interest and participation in the applicable Canadian Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received.

(ii) All Canadian Swing Line Loans shall mature, and the principal amount thereof and the unpaid accrued interest thereon shall be due and payable on the last day of the Interest Period therefor (subject to Section 2.10(b)), on any date on which such Canadian Swing Line Loans are prepaid, whether due to acceleration or otherwise, and on the applicble Commitment Maturity Date.

2.5.2 US Swing Line Loans.

(a) Upon the satisfaction of the conditions precedent set out in Section 4.2 and, if such US Swing Line Loan is to be made on the date of the initial Advance hereunder, the satisfaction of the conditions precedent set out in Section 4.1 as well, from and including the date of this Agreement and prior to its respective Commitment Maturity Date, the US Swing Line Lender agrees, on the terms and conditions set out in this Agreement, to make US Swing Line Loans in Dollars to any Borrower from time to time in an aggregate principal amount not to exceed the US Swing Line Commitment, provided that the Aggregate Outstanding Credit Exposure shall not at any time exceed the Aggregate Commitment. Subject to the terms of this Agreement, the Borrowers may borrow, repay and reborrow US Swing Line Loans at any time prior to the applicable Commitment Maturity Date.

(b) The applicable Borrower shall deliver to the Administrative Agent and the US Swing Line Lender irrevocable notice (a “US Swing Line Borrowing Notice”) not later than noon (Central Time) on the Borrowing Date of each US Swing Line Loan specifying (a) the applicable Borrowing Date (which date shall be a Business Day), (ii) the aggregate amount of the requested US Swing Line Loan which shall be an amount not less than $1,000,000 and in integral multiples of $100,000 in excess thereof and (iii) whether such US Swing Line Loan shall bear interest at the Floating Rate or at the rate offered by the US Swing Line Lender, upon request by the applicable Borrower, for US Swing Line Loans.

(c) Promptly after receipt of a US Swing Line Borrowing Notice, the Administrative Agent shall notify the US Swing Line Lender by fax, or other similar form of transmission, of the requested US Swing Line Loan. Not later than 2:00 p.m. (Central Time) on the applicable Borrowing Date, the US Swing Line Lender shall make available the US Swing Line Loan, in funds immediately available in Chicago, to the Administrative Agent at its address specified pursuant to Article XIII. The Administrative Agent will promptly make the funds so received from the US Swing Line Lender available to the applicable Borrower on the Borrowing Date at the Administrative Agent’s aforesaid address.

(d) Repayment of US Swing Line Loans:

(i) Each US Swing Line Loan shall be paid in full by the applicable Borrower on or before the seventh day after the Borrowing Date for such US Swing Line Loan. In addition, US Swing Line Lender (A) may at any time in its sole discretion with respect to any outstanding US Swing Line Loan, or (B) shall on the seventh day after the Borrowing Date of any US Swing Line Loan, require each Lender (including the US Swing Line Lender) to make a Revolving Loan in the amount of such Lender’s Pro Rata Share of such US Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such US Swing Line Loan. Not later than noon (Central Time) on the date of any notice received pursuant to this Section 2.5.2(d), each Lender shall make available its required Revolving Loan, in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Article XIII. Revolving Loans made pursuant to this Section 2.5.2(d) shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurocurrency Loans in the manner provided in Section 2.10 and subject to the other conditions and limitations set out in this Article II. Unless a Lender shall have notified the US Swing Line Lender, prior to its making any US Swing Line Loan, that any applicable condition precedent set out in Sections 4.1 or 4.2 had not then been satisfied, such Lender’s obligation to make Revolving Loans pursuant to this Section 2.5.2(d) to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (1) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Administrative Agent, the US Swing Line Lender or any other Person, (2) the occurrence or continuance of a Default or Unmatured Default, (3) any adverse change in the condition (financial or otherwise) of the Parent or the applicable Borrower, or (4) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.5.2(d), the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Administrative Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.5.2(d), such Lender shall be deemed, at the option of the Administrative Agent, to have unconditionally and irrevocably purchased from such US Swing Line Lender, without recourse or warranty, an undivided interest and participation in the applicable US Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. Notwithstanding the foregoing, a Lender shall have no obligation to acquire a participation in a US Swing Line Loan pursuant to this paragraph if a Default shall have occurred and be continuing at the time such US Swing Line Loan was made and such Lender shall have notified the US Swing Line Lender in writing, prior to the making by the US Swing Line Lender of such US Swing Line Loan, that such Default has occurred and is continuing and that such Lender will not acquire participations in US Swing Line Loans made while such Default is continuing. No purchase by a Lender of a US Swing Line Loan pursuant to Section 2.5.2 shall require such Lender to exceed its Commitment.

(ii) All US Swing Line Loans shall mature, and the principal amount thereof and the unpaid accrued interest thereon shall be due and payable as set out above in (i) above and on the applicable Commitment Maturity Date. Interest accrued on US Swing Line Loans shall be payable on each Payment Date and on any date on which such US Swing Line Loans are prepaid, whether due to acceleration or otherwise, and at maturity.

2.6 Facility Fee; Usage Fee; Reductions in Aggregate Commitment.

2.6.1 Facility Fee. The Parent agrees to pay to the Administrative Agent for the account of each Lender according to its Pro Rata Share a facility fee (the “Facility Fee”) at a per annum rate equal to the Applicable Fee Rate on the Aggregate Commitment from the date hereof to and including the Facility Termination Date, payable on each Payment Date hereafter, on each respective Commitment Maturity Date, and on the Facility Termination Date.

2.6.2 Usage Fee. For all days on which the Aggregate Outstanding Credit Exposure exceeds 50% of the Aggregate Commitment, the Parent agrees to pay to the Administrative Agent for the account of each Lender according to its Pro Rata Share a usage fee at a per annum rate equal to the Applicable Fee Rate on the amount of the Aggregate Outstanding Credit Exposure from the date hereof to and including the Facility Termination Date, payable on each Payment Date hereafter, on each respective Commitment Maturity Date, and on the Facility Termination Date.

2.6.3 Reductions in Aggregate Commitment. The Parent may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $10,000,000 (or the Approximate Equivalent Amount if denominated in an Agreed Currency other than Dollars), upon at least three Business Days’ written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, provided that the amount of the Aggregate Commitment may not be reduced below the Dollar Amount of the Aggregate Outstanding Credit Exposure unless the amount of the excess of the Dollar Amount of the Aggregate Outstanding Credit Exposure over the amount of the reduced Aggregate Commitment is repaid concurrently with the reduction of the Aggregate Commitment. All accrued facility fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder.

2.7 Minimum Amount of Each Advance. Each Eurocurrency Advance shall be in a minimum amount of $5,000,000 and in multiples of $1,000,000 if in excess thereof (or the Approximate Equivalent Amounts if denominated in an Agreed Currency other than Dollars), and each Floating Rate Advance (other than an Advance to repay Swing Line Loans) shall be in the minimum amount of $1,000,000 and in multiples of $500,000 if in excess thereof, provided that any Floating Rate Advance may be in the amount of the Available Aggregate Commitment.

2.8 Optional Principal Payments. Any Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances (other than Swing Line Loans), or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $500,000 in excess thereof, any portion of the outstanding Floating Rate Advances (other than Swing Line Loans) upon two Business Days’ prior notice to the Administrative Agent. The applicable Borrower may at any time pay, without penalty or premium, all outstanding Swing Line Loans that bear interest at the Floating Rate or the Offered Rate, or, in a minimum amount of $100,000 and increments of $50,000 in excess thereof, any portion of such outstanding Swing Line Loans, with notice to the Administrative Agent and the applicable Swing Line Lender(s) by 11:00 a.m. (Central Time) on the date of repayment. Any Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurocurrency Advances (other than Canadian Swing Line Loans), or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof (or the Approximate Equivalent Amount if denominated in an Agreed Currency other than Dollars), any portion of the outstanding Eurocurrency Advances upon three Business Days’ prior notice to the Administrative Agent. The Parent or any Canadian Borrower may at any time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Canadian Swing Line Loans that bear interest at the Eurocurrency Rate, or, in a minimum amount of $100,000 and increments of $50,000 in excess thereof (or the Approximate Equivalent Amount if denominated in Canadian Dollars), any portion of such outstanding Canadian Swing Line Loans, upon three Business Days’ prior notice to the Administrative Agent and the Canadian Swing Line Lenders.

2.9 Method of Selecting Types and Interest Periods for New Advances. A Borrower shall select the Type of Advance and, in the case of each Eurocurrency Advance, the Interest Period and Agreed Currency applicable thereto from time to time. Such Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) not later than 10:00 a.m. (Central Time) on the Borrowing Date of each Floating Rate Advance (other than a Swing Line Loan), three Business Days before the Borrowing Date for each Eurocurrency Advance denominated in Dollars and four Business Days before the Borrowing Date for each Eurocurrency Advance denominated in an Agreed Currency other than Dollars, specifying (a) the Borrowing Date, which shall be a Business Day, of such Advance, (b) the aggregate amount of such Advance, (c) the Type of Advance selected, (d) in the case of each Eurocurrency Advance, the Interest Period and Agreed Currency applicable thereto, and (e) the applicable Borrower.

2.10 Conversion and Continuation of Outstanding Advances. (a) Floating Rate Advances (other than Swing Line Loans which shall be continued as provided below) shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurocurrency Advances pursuant to this Section 2.10 or are repaid in accordance with Section 2.8. Each Eurocurrency Advance (other than Canadian Swing Line Loans which shall be continued and converted as provided below) shall continue as a Eurocurrency Advance until the end of the then applicable Interest Period therefor, at which time

(i) each such Eurocurrency Advance denominated in Dollars shall be automatically converted into a Floating Rate Advance unless (A) such Eurocurrency Advance is or was repaid in accordance with Section 2.8 or (B) the applicable Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance either continue as a Eurocurrency Advance for the same or another Interest Period or be converted into a Floating Rate Advance; and

(ii) each such Eurocurrency Advance denominated in an Agreed Currency other than Dollars shall automatically continue as a Eurocurrency Advance in the same Agreed Currency with an Interest Period of one month unless (A) such Eurocurrency Advance is or was repaid in accordance with Section 2.8 or (B) the applicable Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance continue as a Eurocurrency Advance for the same or another Interest Period.

(b) Each US Swing Line Loan shall, subject to Section 2.5.2(d), continue as such unless prepaid or repaid. Each Canadian Swing Line Loan shall, subject to Section 2.5.1(d) (i) if bearing interest at the Offered Rate, continue as such unless prepaid or repaid, and (ii) if bearing interest at the Eurocurrency Rate, continue as such until the end of the then applicable Interest Period therefor, at which time such Canadian Swing Line Loan shall, unless prepaid or repaid or any Canadian Swing Line Lender has given the Borrower and the Administrative Agent written notice under Section 2.5.1(c) that it will not continue making Canadian Swing Line Loans, automatically be deemed to be continued as a Canadian Swing Line Loan in the same amount and in the same currency with an Interest Period of one month (commencing on the last day of the expiring Interest Period) unless the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Canadian Swing Line Loan continue for the same or another Interest Period or at any applicable Offered Rate, in each case, in the same currency.

(c) Subject to the terms of Section 2.7, any Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advances denominated in the same or any other Agreed Currency; provided that any conversion of any Eurocurrency Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. Such Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of an Advance or continuation of a Eurocurrency Advance not later than 10:00 a.m. (Central Time) at least one Business Day, in the case of a conversion into a Floating Rate Advance, three Business Days, in the case of a conversion into or continuation of a Eurocurrency Advance denominated in Dollars, or four Business Days, in the case of a conversion into or continuation of a Eurocurrency Advance denominated in an Agreed Currency other than Dollars, prior to the date of the requested conversion or continuation, specifying (a) the requested date, which shall be a Business Day, of such conversion or continuation, and (ii) the Agreed Currency, amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurocurrency Advance, the duration of the Interest Period applicable thereto.

2.11 Method of Borrowing. On each Borrowing Date, each Lender shall make available its Loan or Loans, if any, (a) if such Loan is denominated in Dollars, not later than noon, Central Time, in Federal or other funds immediately available to the Administrative Agent at its address specified in or pursuant to Article XIII and, (b) if such Loan is denominated in an Agreed Currency other than Dollars, not later than noon, local time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency, in such funds as may then be customary for the settlement of international transactions in such currency in the city of and at the address of the Administrative Agent’s Eurocurrency Payment Office for such currency. Unless the Administrative Agent determines that any applicable condition specified in Article IV has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the applicable Borrower at the Administrative Agent’s aforesaid address. Notwithstanding the foregoing provisions of this Section 2.11, to the extent that a Loan made by a Lender matures on the Borrowing Date of a requested Loan, such Lender shall apply the proceeds of the Loan it is then making to the repayment of principal of the maturing Loan.

2.12 Changes in Interest Rate, etc. Each Floating Rate Advance (other than a Swing Line Loan) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Eurocurrency Advance into a Floating Rate Advance pursuant to Section 2.10 to but excluding the date it becomes due or is converted into a Eurocurrency Advance pursuant to Section 2.10 hereof, at a rate per annum equal to the Floating Rate for such day. Each Swing Line Loan that bears interest at the Floating Rate or the Offered Rate shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is paid, at a rate per annum equal to the Floating Rate or the Offered Rate, as applicable, for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance or bearing interest at the Offered Rate will take effect simultaneously with each change in the Alternate Base Rate or Offered Rate, as applicable. Each Eurocurrency Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Eurocurrency Advance based upon the applicable Borrower’s selections under Sections 2.5.2 and 2.9, as applicable, and Section 2.10 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date.

2.13 Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.9 or 2.10, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Parent declare that no Advance may be made as, converted into or continued at the end of the applicable Interest Period as a Eurocurrency Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Parent, declare that (a) each Eurocurrency Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, (b) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum, and (c) the LC Fee shall be increased by 2% per annum, provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set out in clauses (a) and (b) above, and the increase in the LC Fee set forth in clause (c) above, shall be applicable to all Credit Extensions without any election or action on the part of the Administrative Agent or any Lender. Any notice given by Required Lenders under this Section 2.13 may be revoked by Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates.

2.14 Method of Payment. (a) Each Advance shall be repaid, each payment of interest thereon shall be paid, and each reimbursement of any amounts payable upon a drawing under any Facility LC shall be made in the currency in which such Advance or payment was made or, where such currency has converted to the Euro, in the Euro. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at (except as set out in the next sentence) the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrowers, by noon (local time) on the date when due and shall (except in the case of Reimbursement Obligations for which any LC Issuer has not been fully indemnified by the Lenders, or as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the Lenders. All payments to be made by the Borrowers hereunder in any currency other than Dollars shall be made in such currency on the date due in such funds as may then be customary for the settlement of international transactions in such currency for the account of the Administrative Agent, at its Eurocurrency Payment Office for such currency and shall be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at, (a) with respect to Floating Rate Loans and Eurocurrency Loans denominated in Dollars, its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender and (ii) with respect to Eurocurrency Loans denominated in an Agreed Currency other than Dollars, in the funds received from the applicable Borrower at the address of the Administrative Agent’s Eurocurrency Payment Office for such currency. The Administrative Agent is hereby authorized to charge any account of any Borrower maintained with Administrative Agent or any of its Affiliates for each payment of principal, interest, Reimbursement Obligations, and fees as it becomes due hereunder. Each reference to the Administrative Agent in this Section 2.14 shall also be deemed to refer, and shall apply equally, to the LC Issuers, in the case of payments required to be made by any Borrower to any LC Issuer pursuant to Section 2.26.6.

(b) Notwithstanding the provisions of subsection (a) above, if, after the making of any Advance or the issuance of any Facility LC in any currency other than Dollars, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Advance was made or the Facility LC was issued (the “Original Currency”) no longer exists or the applicable Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by such Borrower hereunder in such currency (including any deposits required to be made to the Facility LC Collateral Account) shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.

2.15 Advances to be Made in Euro. If any Advance made hereunder or any Facility LC issued hereunder would be capable of being made or issued in either the Euro or in a National Currency Unit, such Advance shall be made or such Facility LC shall be issued in the Euro.

2.16 Noteless Agreement; Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Agreed Currency and Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder, (iii) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (iv) the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Obligations in accordance with their terms.

(d) Any Lender may request that its Loans be evidenced by a promissory note substantially in the form of Exhibit E (a “Note”). In such event, the Borrowers shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender in a form supplied by the Administrative Agent. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (a) and (b) above.

2.17 Telephonic Notices. Each Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Agreed Currencies and Types of Advances and to transfer funds based on telephonic notices which the Administrative Agent or any Lender in good faith believes to be made by any person or persons that an Authorized Officer of the Parent has designated in writing to the Administrative Agent, which written authorization(s) may be relied upon by the Administrative Agent, in the case of any person so authorized, until such time as the Administrative Agent shall have received written notice from an Authorized Officer of the Borrower revoking such person’s authority to make such telephonic notices, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. Each Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

2.18 Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurocurrency Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurocurrency Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurocurrency Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurocurrency Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest, LC Fees, and other fees (except as provided in the following sentence) shall be calculated for actual days elapsed on the basis of a 360-day year, except for interest on Loans denominated in British Pounds Sterling and Loans comprised of Floating Rate Advances, which shall be calculated for actual days elapsed on the basis of a 365-day year. Facility Fees and utilization fees shall be calculated for actual days elapsed on the basis of a 365-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment specified in Section 2.14. If any payment of principal or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.19 Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Swing Line Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from an LC Issuer, the Administrative Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Eurocurrency Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate. Each Reference Lender agrees to furnish upon request timely information for the purpose of determining the Eurocurrency Rate.

2.20 Lending Installations. Each Lender may book its Loans and its participation in any LC Obligations and each LC Issuer may book the Facility LCs at any Lending Installation selected by such Lender or such LC Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or each LC Issuer, as the case may be, for the benefit of any such Lending Installation. Each Lender and each LC Issuer may, by written notice to the Administrative Agent and the Borrowers in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.

2.21 Non-Receipt of Funds by the Administrative Agent. Unless the applicable Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (a) in the case of a Lender, the proceeds of a Loan or (b) in the case of any Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or such Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (a) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (ii) in the case of payment by any Borrower, the interest rate applicable to the relevant Loan.

2.22 Market Disruption. Notwithstanding the satisfaction of all conditions referred to in Article II and Article IV with respect to any Advance in any Agreed Currency other than Dollars, if there shall occur on or prior to the date of such Advance any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Administrative Agent or the Required Lenders make it impracticable for the Eurocurrency Loans comprising such Advance to be denominated in the Agreed Currency specified by the applicable Borrower, then the Administrative Agent shall forthwith give notice thereof to the Borrowers and the Lenders, and such Loans shall not be denominated in such Agreed Currency but shall, except as otherwise set out in Section 2.15, be made on such Borrowing Date in Dollars, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice or Conversion/Continuation Notice, as the case may be, as Floating Rate Loans, unless the applicable Borrower notifies the Administrative Agent at least one Business Day before such date that (a) it elects not to borrow on such date or (b) it elects to borrow on such date in a different Agreed Currency, as the case may be, in which the denomination of such Loans would in the opinion of the Administrative Agent and the Required Lenders be practicable and in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice or Conversion/Continuation Notice, as the case may be.

2.23 Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrowers in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each of the Borrowers agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 12.2, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrowers.

2.24 Additional Borrowing Subsidiaries. Upon the request by the Parent and approval by the Administrative Agent, any Subsidiary of the Parent may become a Borrowing Subsidiary hereunder provided that such Borrowing Subsidiary shall execute and deliver to the Administrative Agent a Joinder Agreement, together with such evidence of corporate authority to enter into such Joinder Agreement as the Administrative Agent may reasonably request, including without limitation, opinions of legal counsel regarding such corporate authority and the enforceability of such Joinder Agreement and such other documents, governmental certificates, agreement as the Administrative Agent may reasonably request, including without limitation, information requested in order for the Administrative Agent or any Lender to comply with the Patriot Act.

2.25 Lender Replacement. The Parent shall be permitted to replace with an Eligible Assignee any Lender which (a) makes an assertion of the type described in Section 3.3 or requests reimbursement for amounts owing pursuant to Section 3.1 or 3.2 (either for its own account or for the account of any of its participants), (b) requires any Borrower to pay Taxes in respect of such Lender, (c) fails to make any Advance requested by it if the Required Lenders have made the Advances requested of them pursuant to the same Borrowing Notice or (d) which is a Non-Extending Lender; provided that (i) such replacement does not conflict with any applicable law, rule, regulation, or directive, (ii) no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, (iii) in the case of any replacement pursuant to clause (a), (b), or (c) hereof, prior to any such replacement, such Lender being replaced shall not have eliminated the continued need for repayment of amounts owing pursuant to Section 3.1 or 3.2, as applicable; and (iv) the Parent shall repay (or cause to be repaid) or the Eligible Assignee shall pay to the Lender being replaced, the amount of the Obligations owing to such Lender on the date of replacement (including any amounts owing under Sections 3.1, 3.2 and 3.4).

2.26 Facility LCs.2.26.1 Issuance. Each LC Issuer hereby agrees, on the terms and conditions set out in this Agreement, to issue Financial Letters of Credit, Performance Letters of Credit, Documentary Letters of Credit and Bank Guaranties (each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the date of this Agreement and prior to its respective Commitment Maturity Date upon the request of any Borrower; provided that (a) each Facility LC shall be issued in an Agreed Currency and (b) immediately after each such Facility LC is issued or Modified, the Aggregate Outstanding Credit Exposure may not exceed the Aggregate Commitment. No Facility LC shall have an expiry date later than five years after its issuance. Any Bank Guaranty issued under this Agreement shall be subject to the additional requirements of Section 2.26.13 hereof.

2.26.2 Participations. Upon the issuance or Modification by any LC Issuer of a Facility LC (other than a Bank Guaranty) in accordance with this Section 2.26, such LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from such LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.

2.26.3 Notice. Subject to Section 2.26.1, the applicable Borrower shall give the applicable LC Issuer notice prior to 10:00 a.m. (Central time) at least three Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the applicable currency, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, such LC Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender’s participation in such proposed Facility LC (if applicable). The issuance or Modification by any LC Issuer of any Facility LC shall, in addition to the conditions precedent set out in Article IV (the satisfaction of which such LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to such LC Issuer and that the applicable Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as such LC Issuer shall have reasonably requested (each, a “Facility LC Application”). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

2.26.4 LC Fees. The applicable Borrower shall pay to the Administrative Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, with respect to each Financial Letter of Credit, Performance Letter of Credit and Documentary Letter of Credit, a letter of credit fee at a per annum rate equal to the Applicable Margin for such Type of Facility LC in effect from time to time on the average daily undrawn stated amount under such Facility LC, such fee to be payable in arrears on each Payment Date (or, with respect to a Modification of any such Facility LC which increases the stated amount thereof, such increase in the stated amount) thereof (each such fee described in this sentence an “LC Fee”). The applicable Borrower shall also pay to the applicable LC Issuer for its own account with respect to each Facility LC (i) a fronting fee of 0.125% per annum of the initial stated amount (or, with respect to a Modification of any such Facility LC which increases the stated amount thereof, such increase in the stated amount), such fee to be payable on the date of such issuance or increase, and (ii) documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with such LC Issuer’s standard schedule for such charges as in effect from time to time.

2.26.5 Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the applicable LC Issuer shall notify the Administrative Agent and the applicable Borrower as to the amount demanded to be paid by such LC Issuer and the proposed payment date. Upon its determination to honor any such demand for payment, the applicable LC Issuer shall promptly notify the Administrative Agent and the applicable Borrower and the Administrative Agent shall promptly notify each other Lender of such determination and of the LC Issuer’s intended payment date therefor (the “LC Payment Date”). The responsibility of such LC Issuer to the Borrowers and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC. Each LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted (or with respect to bank guaranties which are not backed by letters of credit, as applicable), it being understood that in the absence of any gross negligence or willful misconduct by such LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse such LC Issuer on demand for (a) such Lender’s Pro Rata Share of the amount of each payment made by such LC Issuer under each Facility LC (other than any Bank Guaranty), in the currency of such Facility LC, to the extent such amount is not reimbursed by the applicable Borrower pursuant to Section 2.26.6 below, plus (b) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of such LC Issuer’s demand for such reimbursement (or, if such demand is made after 11:00 a.m. (Central Time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Floating Rate Advances.

2.26.6 Reimbursement by Borrower. Each Borrower shall be irrevocably and unconditionally obligated to reimburse each LC Issuer on or before the applicable LC Payment Date for any amounts to be paid by such LC Issuer upon any drawing under any Facility LC, in the currency of such Facility LC, without presentment, demand, protest or other formalities of any kind; provided that no Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by such Borrower or such Lender to the extent, but only to the extent, caused by (a) the willful misconduct or gross negligence of any LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (b) any LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. All such amounts paid by any LC Issuer and remaining unpaid by such Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (i) the rate applicable to Floating Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (ii) the sum of 2% plus the rate applicable to Floating Rate Advances for such day if such day falls after such LC Payment Date. Each LC Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from any Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC (other than any Bank Guaranty) issued by such LC Issuer, but only to the extent such Lender has made payment to such LC Issuer in respect of such Facility LC pursuant to Section 2.26.5. Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.8 and the satisfaction of the applicable conditions precedent set out in Article IV), any Borrower may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.

2.26.7 Obligations Absolute. The Borrowers’ obligations under this Section 2.26 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which any Borrower may have or have had against any LC Issuer, any Lender or any beneficiary of a Facility LC. The Borrowers further agree with the LC Issuers and the Lenders that the LC Issuers and the Lenders shall not be responsible for, and the Borrowers’ Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, (a) the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or (b) any dispute between or among any Borrowers, any of their Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred, or (c) any claims or defenses whatsoever of any Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. The LC Issuers shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. The Borrowers agree that any action taken or omitted by any LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrowers and shall not put any LC Issuer or any Lender under any liability to any Borrower. Nothing in this Section 2.26.7 is intended to limit the right of any Borrower to make a claim against any LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.26.6.

2.26.8 Actions of LC Issuers. Each LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such LC Issuer. Each LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.26, each LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.

2.26.9 Indemnification. Each Borrower hereby agrees to indemnify and hold harmless each Lender, each LC Issuer and the Administrative Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender, such LC Issuer or the Administrative Agent may incur (or which may be claimed against such Lender, such LC Issuer or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which any LC Issuer may incur by reason of or in connection with (a) the failure of any other Lender to fulfill or comply with its obligations to such LC Issuer hereunder (but nothing herein contained shall affect any rights any Borrower may have against any defaulting Lender) or (b) by reason of or on account of such LC Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to such LC Issuer, evidencing the appointment of such successor Beneficiary; provided that no Borrower shall be required to indemnify any Lender, any LC Issuer or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of such LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) such LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.26.9 is intended to limit the obligations of any Borrower under any other provision of this Agreement.

2.26.10 Lenders’ Indemnification. Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify each LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrowers) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or such LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.26 or any action taken or omitted by such indemnitees hereunder.

2.26.11 Facility LC Collateral Account. (a) Each Borrower agrees that it will, as provided in clause (b) below, as provided in Section 2.2(a), upon the occurrence of any Default described in Section 7.6 or Section 7.7, or upon the request of the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) upon a Default, and until the final expiration date of any Facility LC (other than a Bank Guaranty) and thereafter as long as any amount is payable to the LC Issuer or the Lenders in respect of any Facility LC (other than a Bank Guaranty), maintain a special collateral account (the “Facility LC Collateral Account”) at the Administrative Agent’s office at the address specified pursuant to Article XIII, in the name of such Borrower but under the sole dominion and control of the Administrative Agent, for the ratable benefit of the Lenders and the LC Issuers and in which such Borrower shall have no interest other than as set out in Section 2.2(a) and Section 8.1. Each Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuers, a security interest in all of such Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the LC Obligations and LC Fees. The Administrative Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit or other time deposits of JPMorgan having a maturity not exceeding 30 days. The Parent may select the maturities of such certificates of deposit upon reasonable prior notice to the Administrative Agent; however, if the Parent fails to provide such notice, the Administrative Agent shall select the applicable maturities in its sole discretion. Nothing in this Section 2.26.11 shall either obligate the Administrative Agent to require any Borrower to deposit any funds in the Facility LC Collateral Account or limit the right of the Administrative Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by Section 2.2(a), Section 8.1, or clause (b) below.

(b) Each Borrower agrees that, if 45 days prior to the then-applicable Commitment Maturity Date of any LC Issuer, the Commitment Maturity Date of such LC Issuer has not been extended and such LC Issuer has not agreed to extend its Commitment Maturity Date as provided in Section 2.28(b), then, with respect to each Facility LC (other than Bank Guaranties) issued by such LC Issuer with an expiry date later than 5 Business Days prior to the then-applicable Commitment Maturity Date of such LC Issuer, the Borrowers shall provide the applicable LC Issuer with a letter of credit, issued by another LC Issuer or other issuing bank reasonably acceptable to such LC Issuer, naming such LC Issuer as beneficiary, and otherwise reasonably acceptable to such LC Issuer (each, such letter of credit a “Back-Up LC”) in the currency of such Letter of Credit and in an amount equal to 100% of the outstanding LC Obligations (other than LC Obligations with respect to Bank Guaranties) plus the amount of all LC Fees scheduled to be paid through the expiration date of the Facility LCs, in each case, issued by such LC Issuer; provided that if such then-applicable Commitment Maturity Date is the Facility Termination Date, the Borrowers shall either (i) deposit cash collateral in the Facility LC Collateral Account or (ii) provide the applicable LC Issuer with a Back-Up LC as described above, in each case, in the currency of such Letter of Credit and in an amount equal to 100% of the outstanding LC Obligations (other than LC Obligations with respect to Bank Guaranties) plus the amount of all LC Fees scheduled to be paid through the expiration date of the Facility LCs issued by such LC Issuer. Neither the Borrowers nor any Person claiming on behalf of or through the Borrowers shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. Upon the extension of the Commitment Maturity Date of such LC Issuer, the Administrative Agent shall promptly release to the Borrowers all cash collateral provided by the Borrowers, or the applicable LC Issuer(s) shall return all Back-Up LCs to the issuing banks for cancellation, as applicable. Upon the cancellation, surrender, or payment of each Facility LC for which cash collateral or a Back-Up LC was provided pursuant to this Section 2.26.11(b), the Administrative Agent shall promptly release cash collateral to the Borrowers, or the applicable LC Issuer shall instruct the applicable Back-Up LC issuer to reduce the amount available to be drawn under any applicable Back-Up LC, as applicable, in the amount of the LC Obligations (other than Bank Guaranties) which are no longer outstanding as a result thereof, together with the amount of all corresponding LC Fees which will no longer become payable excluding in each case, the amounts applied by Administrative Agent under Section 8.1(c) to satisfy any LC Fees that have become due and payable by any Borrower.

(c) The obligations of each of the Borrowers under this Agreement and the other Loan Documents regarding Facility LC’s, including without limitation obligations under Section 2.26, shall survive after the Facility Termination Date and termination of this Agreement for so long as any LC Obligations remain outstanding. Each Borrower further agrees that if cash collateral is required to be deposited or any Back-up LCs are required to be provided pursuant to Section 2.26.11(b), it will, promptly upon request of the Administrative Agent or any LC Issuer, as applicable, enter into such agreements, in form and substance reasonably acceptable to the Administrative Agent or such LC Issuer, as applicable, and such Borrower as the Administrative Agent or such LC Issuer may reasonably require to effectuate the provisions of Section 2.26.11(b) and otherwise govern the administration of the outstanding Facility LC’s and the Facility LC Collateral Account or Back-Up LC requirements, as applicable, the Borrowers’ Reimbursement Obligations and other obligations with respect thereto, and such other provisions as the Administrative Agent or such LC Issuer may reasonably require, in each case, to become effective on the applicable Commitment Maturity Date if the same is not extended.

2.26.12 Rights as a Lender. In its capacity as a Lender, each LC Issuer shall have the same rights and obligations as any other Lender.

2.26.13 Bank Guaranties. Each LC Issuer’s agreement to issue Bank Guaranties hereunder is conditioned upon (a) such LC Issuer’s determination, in its sole discretion, that it is able to issue a Bank Guaranty in the applicable jurisdiction and (b) the simultaneous issuance by a LC Issuer of a Facility LC (other than a Bank Guaranty) supporting the applicable Borrower’s obligations under such Bank Guaranty for the entire term thereof. Any Modification which increases or extends the amount or term of a Bank Guaranty shall be conditioned upon a simultaneous corresponding Modification of the Facility LC supporting such Bank Guaranty. The applicable Borrower shall provide notice requesting the issuance or Modification, as applicable, of any such supporting Facility LC at the same time at which such Borrower provides notice requesting the issuance or Modification, as applicable, of the Bank Guaranty which such Facility LC supports, all in accordance with Section 2.26.3.

2.27 Increase in Aggregate Commitment.

(a) Provided no Default or Unmatured Default exists, upon notice to the Administrative Agent, the Parent may request one or more increases (the amount of any such increase being a “Commitment Increase”) in the Aggregate Commitment which in the aggregate do not exceed $350,000,000 and do not cause the Aggregate Commitment to exceed $700,000,000. The Administrative Agent shall promptly give the Lenders (each of which, in its sole discretion, may determine whether and to what degree to participate in such Commitment Increase) notice of such request. In its notice to the Administrative Agent, the Parent shall specify the time period within which each Lender is requested to respond (which shall not be less than 10 Business Days from the date of delivery of such notice to the Administrative Agent). Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase (any such Lender that agrees to increase its Commitment hereunder, an “Increasing Lender"). Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment. No Lender’s Commitment amount shall be increased without the consent of such Lender. The Administrative Agent shall notify the Parent of the Lenders’ responses to each request made hereunder. If the Increasing Lenders agree to increase their respective Commitments by an aggregate amount in excess of the requested Commitment Increase, the requested Commitment Increase shall be allocated among such Increasing Lenders in proportion to their respective Commitments immediately prior to the Increase Date. To achieve the full amount of a requested increase, the Borrowers may also invite additional Eligible Assignees to become Lenders (any such Lender, an “Additional Lender"). The sum of the increases in the Commitments of the Increasing Lenders plus the Commitments of the Additional Lenders upon giving effect to the Commitment Increase shall not in the aggregate exceed the amount of the Commitment Increase.

(b) Any Commitment Increase shall become effective upon (i) the receipt by the Administrative Agent of (A) an agreement in form and substance satisfactory to the Administrative Agent signed by the Borrowers, each Increasing Lender and each Additional Lender, setting forth the new Commitments of each such Lender and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof binding upon each Lender, and (B) such evidence of appropriate authorization on the part of the Borrowers with respect to the Commitment Increase and such opinions of counsel for the Borrowers with respect to the Commitment Increase as the Administrative Agent may reasonably request, (ii) the funding by each Increasing Lender and Additional Lender of the Revolving Loans to be made by each such Lender described in subsection (c) below, if applicable, and (iii) receipt by the Administrative Agent of a certificate (the statements contained in which shall be true) of an Authorized Officer of each Borrower certifying and attaching the resolutions adopted by such Borrower approving or consenting to such Commitment Increase, and stating that both before and after giving effect to such Commitment Increase (A) no Default has occurred and is continuing, and (B) all representations and warranties in this Agreement are true and correct in all material respects, unless such representation or warranty relates to an earlier date, in which case they are true and correct as of such earlier date. The Administrative Agent shall promptly notify the Borrowers and the Lenders of the final allocation of any Commitment Increase and the effective date thereof.

(c) Upon the effective date of any Commitment Increase, if any Advances (other than Swing Line Loans) are then outstanding, each Increasing Lender and each Additional Lender shall provide funds to the Administrative Agent in the manner described in Section 2.2. The funds so provided by any Lender shall be deemed to be a Revolving Loan made by such Lender on the date of such Commitment Increase, an in an amount such that after giving effect to such Commitment Increase and the Revolving Loans made on the date of such Commitment Increase, each Advance outstanding hereunder shall consist of Revolving Loans made by the Lenders ratably in accordance with each Lender’s Pro Rata Share. Also upon giving effect to any Commitment Increase, each Lender shall participate in any outstanding Facility LC’s (other than any Bank Guaranties) and Swing Line Loans ratably in accordance with its Pro Rata Share.

(d) Notwithstanding any provision contained herein to the contrary, from and after the date of any Commitment Increase and the making of any Revolving Loans on such date pursuant to subsection (c) above, all calculations and payments of interest on the Advances and payment of amounts owing with respect to other Outstanding Credit Exposure of each Lender shall take into account the actual Commitment of each Lender and the principal amount outstanding of each Revolving Loan made by such Lender during the relevant period of time.

(e) The Aggregate Commitments may be increased in accordance with, and to the extent permitted by, this Section 2.27, without the consent of the requisite Lenders otherwise required under Section 8.2.

2.28 Extension of Facility Termination Date.

(a) Requests for Extension. The Parent may, on behalf of all Borrowers, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 90 days and not later than 60 days prior to any Anniversary Date, request that each Lender extend such Lender’s Commitment Maturity Date for an additional one year from such Lender’s Commitment Maturity Date then in effect. The Parent may not request more than three such extensions pursuant to this Section 2.28.

(b) Lender Elections to Extend. If the Parent makes the request in clause (a) above, each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not earlier than 60 days prior to the applicable Anniversary Date and not later than the date that is 45 days prior to the applicable Anniversary Date (the “Notice Date”), advise the Administrative Agent whether or not such Lender agrees to such extension. Each Lender that decides not to extend its Commitment Maturity Date (each, a “Non-Extending Lender”) and each Lender that decides to extend its Commitment Maturity Date (each, an “Extending Lender”) shall notify the Administrative Agent of such decision promptly after such determination (but in any event no later than the Notice Date), and any Lender that does not otherwise advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension pursuant to this Section 2.28 shall not obligate any other Lender to so agree.

(c) Notification by Administrative Agent. The Administrative Agent shall notify the Parent of each Lender’s determination under this Section at least 40 days prior to the applicable Anniversary Date (or, if such date is not a Business Day, on the immediately preceding Business Day).

(d) Additional Commitment Lenders. The Borrowers shall have the right, at any time on or before the date which is 30 days after the applicable Anniversary Date, to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees who shall agree to become Extending Lenders (each, an “Additional Commitment Lender”) as provided in Section 2.25, each of which Additional Commitment Lenders shall have entered into an assignment agreement substantially in the form of Exhibit C pursuant to which such Additional Commitment Lender shall, effective at any time prior to the date which is 30 days after the applicable Anniversary Date, undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date). Notwithstanding any provision contained herein to the contrary, from and after the date of any extension of any Commitment Maturity Date and the prepayment of any Revolving Loans on the applicable Anniversary Date pursuant to Section 2.25 and subsection (f) below, all calculations and payments of interest on the Advances and payment of amounts owing with respect to other Outstanding Credit Exposure of each Lender shall take into account the actual Commitment of each Lender and the principal amount outstanding of each Revolving Loan made by such Lender during the relevant period of time.

(e) Minimum Extension Requirement. If (and only if) the total of the Commitments of the Lenders that have agreed to extend their respective Commitment Maturity Dates and the additional Commitments of the Additional Commitment Lenders that have entered into an assignment agreement as provided in subsection (d) above shall equal or exceed 51% of the aggregate amount of the Commitments in effect immediately prior to the applicable Anniversary Date, then, effective as of the applicable Anniversary Date, the Commitment Maturity Date of each Extending Lender and of each such Additional Commitment Lender shall be extended to the date that is one year after such Lender’s Commitment Maturity Date then in effect (except that, if such date is not a Business Day, such Commitment Maturity Date as so extended shall be the immediately preceding Business Day) and each such Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement. Such extension shall constitute an extension of the Facility Termination Date for all purposes of this Agreement. If any Additional Commitment Lender enters into an assignment agreement as provided in subsection (d) above after the applicable Anniversary Date (but in any event within 30 days after such date), then, effective as of the applicable effective date of such assignment (the “Assignment Date"), the Commitment Maturity Date of each such Additional Commitment Lender shall be the date that is one year after the Commitment Maturity Date then in effect for the Non-Extending Lender being replaced by the applicable Additional Commitment Lender (except that, if such date is not a Business Day, such Commitment Maturity Date as so extended shall be the immediately preceding Business Day) and each such Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement. Each Non-Extending Lender shall maintain its respective original Commitment Maturity Date, unless such Non-Extending Lender is replaced by an Eligible Assignee as provided herein.

(f) Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, any extension of any Commitment Maturity Date pursuant to this Section shall not be effective with respect to any Lender unless:

(i) no Default or Unmatured Default shall have occurred and be continuing on the applicable Anniversary Date or Assignment Date, as applicable, and after giving effect to any extension granted under this Section;

(ii) the representations and warranties contained in this Agreement are true and correct on and as of the applicable Anniversary Date or Assignment Date, as applicable, and after giving effect thereto, as though made on and as the applicable Anniversary Date or Assignment Date, as applicable (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(iii) on the applicable Anniversary Date or Assignment Date, as applicable, the Borrowers shall prepay any Revolving Loans outstanding on such date (and pay any additional amounts required pursuant to Section 3.4) to the extent necessary to keep outstanding Revolving Loans ratable with any revised Pro Rata Shares of the respective Lenders effective as of such date. In addition, upon giving effect to any revision of Pro Rata Shares pursuant to this Section 2.28, each Lender shall participate in any outstanding Facility LC’s (other than any Bank Guaranties) and Swing Line Loans ratably in accordance with its Pro Rata Share.

ARTICLE III

YIELD PROTECTION; TAXES

3.1 Yield Protection. (a) If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation or any LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i) subjects any Lender or any applicable Lending Installation or any LC Issuer to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender or any LC Issuer in respect of its Eurocurrency Loans, Facility LCs or participations therein, or

(ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or any LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurocurrency Advances), or

(iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation or any LC Issuer of making, funding or maintaining its Eurocurrency Loans or Commitment, or of issuing or participating in Facility LCs, (including, without limitation, any conversion of any Loan denominated in an Agreed Currency other than Euro into a Loan denominated in Euro), or reduces any amount receivable by any Lender or any applicable Lending Installation or any LC Issuer in connection with its Eurocurrency Loans, Facility LCs or participations therein, or requires any Lender or any applicable Lending Installation or any LC Issuer to make any payment calculated by reference to the amount of Eurocurrency Loans, Facility LCs or participations therein held or interest or LCs Fees received by it, by an amount deemed material by such Lender or such LC Issuer as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation or such LC Issuer, as the case may be, of making or maintaining its Eurocurrency Loans (including, without limitation, any conversion of any Loan denominated in an Agreed Currency other than Euro into a Loan denominated in Euro) or Commitment or of issuing or participating in Facility LCs or to reduce the return received by such Lender or applicable Lending Installation or such LC Issuer, as the case may be, in connection with such Eurocurrency Loans, Commitment, Facility Fees or participations therein, then, within 15 days of demand by such Lender or such LC Issuer, as the case may be, the Borrowers shall pay such Lender or such LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such LC Issuer, as the case may be, for the actual increased cost or reduction in amount received.

(b) If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive of any jurisdiction outside of the United States of America or any subdivision thereof (whether or not having the force of law), imposes or deems applicable any reserve requirement against or fee with respect to assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation, or any LC Issuer, and the result of the foregoing is to increase the cost to such Lender or applicable Lending Installation or such LC Issuer of making or maintaining its Eurocurrency Loans to, or of issuing or participating in Facility LCs upon the request of, or of making or maintaining its Commitment to, any Borrower that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Borrower”) or to reduce the return received by such Lender or applicable Lending Installation or such LC Issuer in connection with such Eurocurrency Loans to, Facility LCs applied for by, or Commitment to any Non-U.S. Borrower, then, within 15 days of demand by such Lender, or such LC Issuer, as the case may be, such Non-U.S. Borrower shall pay such Lender, or such LC Issuer, as the case may be, such additional amount or amounts as will compensate it for such increased cost or reduction in amount received, provided that such Non-U.S. Borrower shall not be required to compensate any Lender for such non-U.S. reserve costs or fees to the extent that an amount equal to such reserve costs or fees is received by such Lender as a result of the calculation of the interest rate applicable to Eurocurrency Advances pursuant to clause (a)(ii) of the definition of “Eurocurrency Rate.”

3.2 Changes in Capital Adequacy Regulations. If a Lender or LC Issuer determines the amount of capital required or expected to be maintained by such Lender or such LC Issuer, any Lending Installation of such Lender or such LC Issuer or any corporation controlling such Lender or such LC Issuer is increased as a result of a Change (as hereinafter defined), then, within 15 days of demand by such Lender or such LC Issuer, the Borrowers shall pay such Lender or such LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or such LC Issuer determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans and issue or participate in Facility LCs, as the case may be, hereunder (after taking into account such Lender or such LC Issuer’s policies as to capital adequacy). “Change” means (a) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (b) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any LC Issuer or any Lending Installation or any corporation controlling any Lender or any LC Issuer. “Risk-Based Capital Guidelines” means (a) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (b) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

3.3 Availability of Types of Advances. If any Lender determines that maintenance of its Eurocurrency Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (a) deposits of a type, currency and maturity appropriate to match fund Eurocurrency Advances are not available or (b) the interest rate applicable to Eurocurrency Advances does not accurately reflect the cost of making or maintaining Eurocurrency Advances, then the Administrative Agent shall suspend the availability of Eurocurrency Advances and require any affected Eurocurrency Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4. If the Administrative Agent suspends the availability of Eurocurrency Advances under this Section 3.3, the availability of Eurocurrency Advances shall be reinstated upon, as applicable (i) the replacement of the Lender (or Lenders) which determined that maintenance of its Eurocurrency Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, or (ii) the Required Lenders determine that (A) deposits of a type, currency and maturity appropriate to match fund Eurocurrency Advances are once again available or (B) the interest rate applicable to Eurocurrency Advances once again accurately reflects the cost of making or maintaining Eurocurrency Advances.

3.4 Funding Indemnification. If any payment of a Eurocurrency Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurocurrency Advance or prepayment of a Eurocurrency Advance is not made on the date specified by the applicable Borrower for any reason other than default by the Lenders, each of the Borrowers will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any actual loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurocurrency Advance.

3.5 Taxes. (a) All payments by the Borrowers to or for the account of any Lender, any LC Issuer, or the Administrative Agent hereunder or under any Note or LC Application shall be made free and clear of and without deduction for any and all Taxes. If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, any LC Issuer or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender, such LC Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, (iii) such Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (iv) such Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made. Each Lender, or each LC Issuer, as applicable agrees to use reasonable efforts to obtain the benefit of any tax or other credit or allowance which may be available to it as a consequence of any such deduction made by a Borrower in accordance herewith and will pay to such Borrower an amount equal to all or such portion of the net benefit actually received by such Lender (or such LC Issuer) as it reasonably allocate to this Agreement. Notwithstanding the foregoing, a Lender (or a LC Issuer) shall not be required to apply for any tax credit or allowance or to make a payment to a Borrower under this Section 3.5(a) if such Lender (or such LC Issuer) determines in good faith that to do so would be prejudicial to its own interests. Should it later develop because of loss carrybacks, tax credit carrybacks, or otherwise that a Lender or a LC Issuer in fact did not receive the net benefits so paid to such Borrower, such Borrower shall promptly reimburse such Lender or such LC Issuer for the amount by which the payment theretofore made to any Borrower exceeds the net benefit actually so received and reasonably allocated to this Agreement by such Lender or such LC Issuer, as reasonably determined in good faith by such Lender or such LC Issuer.

(b) In addition, each Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Facility LC Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or Facility LC Application (“Other Taxes”).

(c) Each Borrower hereby agrees to indemnify the Administrative Agent, each Lender, and each LC Issuer for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent, such Lender, or such LC Issuer and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent, such Lender, or such LC Issuer makes demand therefor pursuant to Section 3.6.

(d) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date of this Agreement, (i) deliver to each of the Borrowers and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Borrowers and the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrowers and the Administrative Agent (A) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (B) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by any Borrower or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrowers and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(e) For any period during which a Non-U.S. Lender has failed to provide the Borrowers with an appropriate form pursuant to clause (d), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrowers shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(f) Any Lender or any LC Issuer entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note or LC Application pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(g) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 3.5(g) shall survive the payment of the Obligations and termination of this Agreement.

3.6 Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurocurrency Loans to reduce any liability of any Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurocurrency Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrowers (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set out in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrowers in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurocurrency Loan shall be calculated as though each Lender funded its Eurocurrency Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the Eurocurrency Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrowers of such written statement. The obligations of each of the Borrowers under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

4.1 Initial Credit Extensions. The Lenders shall not be required to make the initial Credit Extensions hereunder unless, prior to or concurrently with the making of such initial Credit Extensions, the following conditions precedent have been satisfied:

4.1.1 Closing Documents. The Administrative Agent shall have received on or before the Closing Date the following, each dated such date (unless otherwise specified) and duly executed by the respective party or parties thereto, in form and substance satisfactory to the Administrative Agent and the Lenders, and (except for the Notes) with sufficient copies for the Administrative Agent and each Lender:

(a) Copies of the Parent’s (i) certificate of incorporation, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation, (ii) bylaws, certified by the Secretary or Assistant Secretary of the Parent, (iii) Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which the Parent is a party, (iv) an incumbency certificate, executed by the Secretary or Assistant Secretary of the Parent, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of the Parent authorized to sign the Loan Documents to which the Parent is a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Parent, and (v) any other information required by Section 326 of the USA Patriot Act or deemed necessary for the Administrative Agent or any Lender to verify the identity of Parent as required by Section 326 of the USA Patriot Act.

(b) Copies of each Borrowing Subsidiary’s (i) organizational documents, together with all amendments, and a certificate of good standing (if applicable), each certified by the appropriate governmental officer in its jurisdiction of incorporation, (ii) bylaws, certified by the Secretary, Assistant Secretary, director or other appropriate official of such Borrowing Subsidiary, (iii) resolutions or actions authorizing the execution of the Loan Documents to which such Borrowing Subsidiary is a party, (iv) an incumbency certificate, executed by the Secretary or Assistant Secretary, director or other appropriate official of each Borrowing Subsidiary, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of each such Borrowing Subsidiary authorized to sign the Loan Documents to which such Borrowing Subsidiary is a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the applicable Borrowing Subsidiary, and (v) any other information required by Section 326 of the USA Patriot Act or deemed necessary for the Administrative Agent or any Lender to verify the identity of Borrowing Subsidiary as required by Section 326 of the USA Patriot Act.

(c) A certificate, signed by the chief financial officer of the Parent, stating that on the Closing Date (i) no Default or Unmatured Default has occurred and is continuing, (ii) each of the representations and warranties set out in Article V of this Agreement is true and correct on and as of the Closing Date, (iii) there has occurred no material adverse change in the consolidated financial condition of the Parent from that reflected in the Parent’s consolidated financial statements as of December 31, 2004, and (iv) since December 31, 2004, there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Parent and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

(d) A written opinion of the general counsel of the Parent, addressed to the Administrative Agent and the Lenders in substantially the form of Exhibit A-1.

(e) A written opinion of the outside counsel to the Parent and the Borrowing Subsidiaries, addressed to the Administrative Agent and the Lenders in substantially the form of Exhibit A-2.

(f) Any Notes requested by a Lender pursuant to Section 2.16 payable to the order of each such requesting Lender.

(g) Written money transfer instructions, in substantially the form of Exhibit D, addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested.

(h) This Agreement, and all its attached Exhibits and Schedules.

(i) The Guaranty.

(j) If the initial Credit Extension will be the issuance of a Facility LC, a properly completed Facility LC Application.

(k) Such other documents as any Lender or its counsel may have reasonably requested.

4.1.2 Fees.

(a) All fees, costs, and expenses of JPMorgan and its affiliates (including, without limitation, legal fees and expenses of counsel to the Administrative Agent) to be paid on the Closing Date shall have been paid, or arrangements acceptable to JPMorgan shall have been made for the payment thereof.

(b) The Parent shall have paid to the Administrative Agent and the Arranger, for their respective accounts, the fees agreed to pursuant to the terms of that certain letter agreement dated September 12, 2005, among the Parent, the Administrative Agent and the Arranger, or as otherwise agreed from time to time.

4.2 Each Credit Extension. The Lenders shall not (except as otherwise set out in Section 2.5.1 and Section 2.5.2 with respect to Revolving Loans for the purpose of repaying Swing Line Loans) be required to make any Credit Extension unless on the applicable Credit Extension Date:

(a) There exists no Default or Unmatured Default.

(b) The representations and warranties contained in Article V are true and correct as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

With respect to any Borrower that is not a Material Subsidiary, the Lenders shall not (except as otherwise set out in Section 2.5.1 and Section 2.5.2 with respect to Revolving Loans for the purpose of repaying Swing Line Loans) be required to make any Credit Extension with respect to such Borrower if, on the applicable Credit Extension Date, a Default or Unmatured Default would exist if such Borrower were a Material Subsidiary; provided that any such circumstance that would not otherwise constitute a Default or Unmatured Default under this Agreement shall not be deemed to be a Default or Unmatured Default or affect the Lenders’ Commitment to make Credit Extensions to the other Borrowers under this Agreement solely as a result of this paragraph.

Each Borrowing Notice, Swing Line Borrowing Notice, or request for issuance of a Facility LC, as the case may be, with respect to each such Credit Extension shall constitute a representation and warranty by the Borrowers that the conditions contained in the preceding paragraph and Sections 4.2(a) and (b) have been satisfied. As a condition to making a Credit Extension, the Administrative Agent may require the applicable Borrower to deliver a certificate from an Authorized Officer of the Parent, certifying that such officer (a) has reviewed the terms of this Agreement and (b) has no knowledge of the existence of any condition or event which constitutes (or would constitute, if the applicable Borrower were a Material Subisidary) a Default or Unmatured Default as of the date of such certificate.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrowers represent and warrant to the Lenders that:

5.1 Existence and Standing. Each of the Borrowers is a corporation, partnership or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted. Each of the Borrowers and each of the Subsidiaries is duly qualified and in good standing (to the extent applicable) as a foreign corporation or other business entity and is duly authorized to conduct its business in each jurisdiction in which its business is conducted or proposed to be conducted except where the failure to qualify may not reasonably be expected to have a Material Adverse Effect.

5.2 Authorization and Validity. Each of the Borrowers has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Borrowers of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which each of the Borrowers is a party constitute legal, valid and binding obligations of each of the Borrowers enforceable against each of such Borrowers in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.3 No Conflict; Government Consent. Neither the execution and delivery by each of the Borrowers of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (a) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on any Borrower or any of their respective Subsidiaries or (b) any Borrower’s or any of their Subsidiaries’ articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (c) the provisions of any indenture, instrument or agreement to which any of the Borrowers or any of their respective Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of any Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrowers or any of their Subsidiaries, is required to be obtained by any Borrower or any of their Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrowers of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4 Financial Statements. The December 31, 2004 consolidated financial statements of the Parent and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Parent and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

5.5 Taxes. The Parent and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Parent or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists. The United States income tax returns of the Parent and its Subsidiaries have been audited by the Internal Revenue Service (or the applicable statute of limitations has expired) through the years ending December 31, 1999. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Parent and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

5.6 Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Parent or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, the Parent has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

5.7 Subsidiaries. Schedule 1 contains an accurate list of all Subsidiaries of the Parent as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Parent or other Subsidiaries. Each Borrowing Subsidiary is a Wholly-Owned Subsidiary, all of the issued and outstanding shares of capital stock of which is owned by the Parent or one of its Wholly-Owned Subsidiaries. All of the issued and outstanding shares of capital stock of each Subsidiary or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable, and are free and clear of all Liens. No authorized but unissued or treasury shares of capital stock of any Subsidiary are subject to any option, warrant, right to call, or commitment of any kind or character. Except as set out on Schedule 1, no Subsidiary has any outstanding stock or securities convertible into or exchangeable for any shares of its capital stock, or any right issued to any Person (either preemptive or other) to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments, or claims of any character relating to any of its capital stock or any stock or securities convertible into or exchangeable for any of its capital stock other than as expressly set out in the certificate or articles of incorporation or other charter document of the Parent or such Subsidiary.

5.8 ERISA. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $50,000,000. Neither the Parent nor any other member of the Controlled Group has incurred, or is reasonably expected by the Parent to incur, any withdrawal liability to Multiemployer Plans. Each Plan complies in all material respects with all applicable requirements of law and regulations, no material Reportable Event has occurred with respect to any Plan, neither the Parent nor any other member of the Controlled Group has withdrawn from any Multiemployer Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Single Employer Plan.

5.9 Accuracy of Information. No information, exhibit or report furnished by the Parent or any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

5.10 Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Parent and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

5.11 Material Agreements. Neither the Parent nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Parent nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (b) any agreement or instrument evidencing or governing Material Indebtedness.

5.12 Compliance With Laws. The Parent and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

5.13 Ownership of Properties. The Parent and its Subsidiaries have good title, free of all Liens other than those permitted by Section 6.15, to all of the Property and assets reflected in the Parent’s most recent consolidated financial statements provided to the Administrative Agent as owned by the Parent and its Subsidiaries.

5.14 Plan Assets; Prohibited Transactions. None of the Borrowers is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

5.15 Environmental Matters. In the ordinary course of its business, the officers of the Parent consider the effect of Environmental Laws on the business of the Parent and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Parent and its Subsidiaries due to Environmental Laws. On the basis of this consideration, the Parent has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. None of the Parent or any of its Subsidiaries has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action is reasonably expected by the Parent to have a Material Adverse Effect.

5.16 Investment Company Act. None of the Parent or any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.17 Public Utility Holding Company Act. None of the Parent or any of its Subsidiaries is a “holding company” or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

5.18 Reportable Transaction. The Borrowers do not intend to treat the Advances and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Borrowers determine to take any action inconsistent with such intention, it will promptly notify the Administrative Agent of such intent.

5.19 Foreign Assets Control Regulations, etc.. (a) Neither any Facility LC nor any part of the proceeds of the Loans will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) Neither the Parent nor any of its Subsidiaries (i) is, or will become, a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any such Person. The Parent and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(c) Neither any Facility LC nor any part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such act applies to the Parent and its Subsidiaries.

5.20 Obligations Pari Passu. The obligations of each Borrower arising under this Agreement and the Loan Documents rank pari passu and equal in right of payment with all of the other Indebtedness of each Borrower, which is not by its terms secured by any assets of each Borrower and its Subsidiaries, and which is not subordinate in right of payment to any other Indebtedness of such Borrower or its Subsidiaries.

ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1 Financial Reporting. The Parent will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:

(a) On or before the earlier of (i) 90 days after the close of each of its fiscal years and (ii) the date on which filing such report with the SEC is required (taking into account any extensions granted by the SEC), an unqualified audit report certified by Ernst & Young, L.L.P., or any other independent certified public accountants reasonably acceptable to the Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and its Subsidiaries, including a balance sheet as of the end of such period, related profit and loss and statement of change of shareholders’ equity, and a statement of cash flows, accompanied by a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof; provided that, if any financial statement referred to in this Section 6.1(a) is readily available on-line through EDGAR as of the date on which such financial statement is required to be delivered hereunder and Parent shall have notified the Lenders in its Compliance Certificate that such financial statement is so available, Parent shall not be obligated to furnish copies of such financial statements. The 90-day period referenced above shall be extended for up to 15 days for any fiscal year as to which the Parent has received an extension from the SEC for the filing of its annual report on SEC Form 10K.

(b) On or before the earlier of (i) 45 days after the close of the first three quarterly periods of each of its fiscal years and (ii) the date on which filing such report with the SEC is required (taking into account any extensions granted by the SEC), for itself and its Subsidiaries, a consolidated unaudited balance sheet as at the close of each such period and consolidated profit and loss and statement of change of shareholders’ equity and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by an Authorized Officer of the Parent; provided that, if any financial statement referred to in this Section 6.1(b) is readily available on-line through EDGAR as of the date on which such financial statement is required to be delivered hereunder and Parent shall have notified the Lenders in its Compliance Certificate that such financial statement is so available, Parent shall not be obligated to furnish copies of such financial statements. The 45-day period referenced above shall be extended for up to 15 days for any fiscal quarter as to which the Parent has received an extension from the SEC for the filing of its quarterly report on SEC Form 10Q.

(c) Together with the financial statements required under Sections 6.1(a) and (b), a Compliance Certificate signed by an Authorized Officer of the Parent showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

(d) As soon as possible and in any event (i) within 30 days after the Parent knows that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within 10 Business Days after the Parent knows that any other Termination Event with respect to any Plan has occurred, a statement, signed by an Authorized Officer of the Parent, describing such Termination Event and the action which the Parent proposes to take with respect thereto.

(e) As soon as possible and in any event within 30 days after receipt by the Parent, a copy of (i) any notice or claim to the effect that the Parent or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Parent, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (ii) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Parent or any of its Subsidiaries, which, in either case, could reasonably be expected to exceed $5,000,000.

(f) Promptly upon the furnishing thereof to the shareholders of the Parent, copies of all financial statements, reports and proxy statements so furnished.

(g) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Parent or any of its Subsidiaries files with the Securities and Exchange Commission, provided that, if such registration statements and reports are readily available on-line through EDGAR and Parent shall have notified the Lenders in writing that such registration statements or reports are so available, Parent shall not be obligated to furnish copies of such documents.

(h) Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request, including, without limitation, information requested in order for the Administrative Agent or any Lender to comply with the USA Patriot Act.

6.2 Use of Proceeds. The Parent will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions for working capital, acquisitions and other general corporate purposes. Each Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U).

6.3 Notice of Default. The Parent will, and will cause each Subsidiary to, give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

6.4 Conduct of Business. The Parent will, and will cause each Subsidiary to, continue to operate its core business in the oil field service industry and in other reasonably related industries and carry on and conduct its business in substantially the same manner as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted where the failure to so maintain its authority could reasonably be expected to cause a Material Adverse Effect; provided that Subsidiaries may enter into mergers permitted by Section 6.12 and may (other than in the case of Borrowing Subsidiaries) be liquidated if such liquidation may not reasonably be expected to have a Material Adverse Effect.

6.5 Taxes. The Parent will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles.

6.6 Insurance. The Parent will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Parent will furnish to any Lender upon request a summary of the insurance carried.

6.7 Compliance with Laws. The Parent will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, the failure to comply with which could reasonably be expected to have a Material Adverse Effect or for which the compliance is being contested in good faith by appropriate proceedings.

6.8 Maintenance of Properties. The Parent will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

6.9 Inspection. The Parent will, and will cause each Subsidiary to, permit the Administrative Agent, by its representatives and agents, to inspect any of the Property, books and financial records of the Parent and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Parent and each Subsidiary, and to discuss the affairs, finances and accounts of the Parent and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent may designate The Administrative Agent shall give the Parent three (3) Business Days’ notice of each such inspection, shall schedule such inspections during normal business hours, shall conduct the inspection in a manner that does not unreasonably and materially interfere with the business operations of the Parent and its Subsidiaries, and if no Default has occurred and is continuing, shall conduct no more than one inspection during each calendar year. When no Default has occurred and is continuing, any such inspection or examination shall be at the Administrative Agent’s cost and expense. When a Default has occurred and is continuing, any such inspection or examination shall be at the Parent’s cost and expense.

6.10 Capital Stock and Dividends. If a Default or Unmatured Default exists before or after giving effect thereto, the Parent will not, nor will it permit any Subsidiary to, (a) issue (except by a Subsidiary to the Parent or any Wholly-Owned Subsidiary) any preferred stock, other capital stock or any equity securities of any kind, in each case, subject to sinking fund payments or other mandatory redemptions or payments prior to the Facility Termination Date or (b) declare or pay any dividends or make any distributions on its capital stock (other than dividends payable in its own capital stock and dividends payable in cash to the Parent or a Wholly-Owned Subsidiary of the Parent) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding.

6.11 Indebtedness.

(a) The Parent will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except (i) the Obligations (including the Reimbursement Obligations), (ii) Indebtedness which, in accordance with Agreement Accounting Principles is required to be shown on the balance sheet of such Person (other than Indebtedness owed by one of the Parent’s Wholly-Owned Subsidiaries to the Parent or to another Wholly-Owned Subsidiary), (iii) in an aggregate amount outstanding at any time not in excess of $100,000,000 consisting of (A) Contingent Obligations in respect of a Person other than the Parent or another Subsidiary and/or (B) Attributable Debt as lessor or guarantor under Synthetic Leases or, without duplication, other Off-Balance Sheet Liabilities, and (iv) Attributable Debt as seller, originator, or guarantor under accounts or notes receivable financing or securitization programs in an aggregate amount outstanding at any time not in excess of $150,000,000.

(b) Notwithstanding the foregoing, the Parent will not permit the Subsidiaries to create, incur or suffer to exist any Indebtedness (exclusive of any Indebtedness in the form of the Obligations and any Indebtedness owed to the Parent or to a Subsidiary) in an aggregate amount outstanding at any time in excess of the greater of (i) $200,000,000 and (ii) 15% of Consolidated Net Worth at such time; provided that, with respect to any Subsidiary acquired by the Parent (or by any Subsidiary) after the date of this Agreement, for purposes of calculating compliance with this Section 6.11(b), there shall be excluded from such calculation the amount of Indebtedness owed by any such Subsidiary prior to its acquisition, other than any Indebtedness created in anticipation of such acquisition, if the Parent provides to the Administrative Agent a balance sheet of such acquired Subsidiary as of a recent date evidencing the amount of such Indebtedness. To satisfy the foregoing requirement, any such balance sheet must be (A) audited by independent certified public accountants reasonably acceptable to the Administrative Agent or (B) if the Parent provides to the Administrative Agent the balance sheet of such acquired Subsidiary for the fiscal year of such Subsidiary then most recently ended, but such year end balance sheet is either (1) audited by independent certified public accountants not reasonably acceptable to the Administrative Agent or (2) audited by independent certified public accountants reasonably acceptable to the Administrative Agent, but not relating to a recent date as reasonably determined by the Administrative Agent, then reviewed by independent certified public accountants reasonably acceptable to the Administrative Agent.

6.12 Merger. The Parent will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that (a) a Wholly-Owned Subsidiary may merge into the Parent or any Wholly-Owned Subsidiary of the Parent and (b) the Parent or any Subsidiary may merge or consolidate with any other Person, so long as immediately thereafter (and after giving effect thereto), (i) no Default or Unmatured Default exists, (ii) in the case of a merger or a consolidation involving the Parent, the Parent is the continuing or surviving corporation, and (iii) in the case of a merger or a consolidation involving a Borrowing Subsidiary, if such Subsidiary is not the continuing or surviving entity, then the continuing or surviving entity has agreed in writing to assume the obligations of such Subsidiary under the Loan Documents.

6.13 Sale of Assets. The Parent will not, nor will it permit any Subsidiary to enter into any Asset Disposition from on and after the date of this Agreement, except for Asset Dispositions that in the aggregate do not constitute a Substantial Portion of the Property of the Parent and the Subsidiaries. Notwithstanding the foregoing, the Parent (or its Subsidiaries) may enter into and consummate an Asset Disposition that individually, or when aggregated with prior Asset Dispositions made after the date of this Agreement, would constitute a Substantial Portion of the Property of the Parent and its Subsidiaries if: (a) concurrently with its entering into such Asset Disposition, the Parent gives notice of its intent to (i) use the net cash proceeds from such Asset Disposition to replace the assets which are the subject of such disposition or (ii) otherwise reinvest such net cash proceeds in capital assets, (b) such replacement or reinvestment is completed within 180 days after the date the Parent (or its applicable Subsidiary) receives the net cash proceeds from the applicable Asset Disposition, and (c) the net proceeds received from such Asset Disposition equal or exceed (in the reasonable opinion of two Authorized Officers of the Parent) the fair market value of the Property transferred.

6.14 Sale of Accounts. The Parent will not, nor will it permit any Subsidiary to, sell or otherwise dispose of any notes receivable or accounts receivable arising in the ordinary course of business on terms customary in the trade and which are due within 120 days after the invoice date, with or without recourse, other than in connection with accounts or notes receivable financing or securitization programs permitted under Section 6.11(a)(iv).

6.15 Liens. The Parent will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Parent or any of its Subsidiaries, except:

(a) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

(b) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

(c) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(d) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of any Borrower or its Subsidiaries.

(e) Liens existing on the date hereof and described in Schedule 2.

(f) Liens other than those permitted by subsections (a) through (e) above securing Indebtedness not at any time exceeding in the aggregate 10% of Consolidated Net Worth.

6.16 Affiliates. The Parent will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Parent’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Parent or such Subsidiary than any Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

6.17 Environmental Matters. The Parent will, and will cause each Subsidiary to, (a) conduct its business so as to comply with all applicable material Environmental Laws and shall promptly take corrective action to remedy any non-compliance with any applicable material Environmental Law, except where failure to comply or take action could not reasonably be expected to have a Material Adverse Effect and (b) establish and maintain a management system designed to ensure compliance with applicable material Environmental Laws and minimize financial and other risks to the Parent and each Subsidiary arising under applicable material Environmental Laws or as the result of environmentally related injuries to Persons or Property. If the Administrative Agent or any Lender at any time has a reasonable basis to believe that there may be a material violation of any Environmental Law by the Parent or any of the Subsidiaries, or any material liability arising thereunder or related to a Release of Hazardous Materials on any real property owned, leased, or operated by any Borrower or any of the Subsidiaries or a Release on real property adjacent to such real property, then the Parent shall, upon the request of the Administrative Agent or such Lender, provide the Administrative Agent and each Lender with all such reports, certificates, engineering studies, and other written material or data relating thereto as the Administrative Agent or any Lender may reasonably require.

6.18 Restrictions on Subsidiary Payments. The Parent shall not, nor shall it permit any Subsidiary to, enter into any indenture, agreement, instrument or other arrangement which, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon the ability of any Subsidiary to (a) pay dividends or make other distributions on its capital stock, (b) make loans or advances to the Parent, or (c) repay loans or advances from the Parent.

6.19 ERISA Compliance. With respect to any Plan, neither the Parent nor any Subsidiary shall (a) incur any “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA) in excess of $25,000,000, whether or not waived; (b) permit the occurrence of any Termination Event which could result in a liability to any Borrower or any other member of the Controlled Group in excess of $25,000,000; (c) become an “employer” (as such term is defined in Section 3(5) of ERISA) required to contribute to any Multiemployer Plan or a “substantial employer” (as such term in defined in Section 4001(a)(2) of ERISA) required to contribute to any Multiemployer Plan under circumstances such that withdrawal from such Multiemployer Plan could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Parent or its ability to perform its obligations under this Agreement, the Guaranty or any other material Loan Document; or (d) permit the establishment or amendment of any Plan or fail to comply with the applicable provisions of ERISA and the Code with respect to any Plan, in each case, which could result in liability to any Borrower or any other member of a Controlled Group which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.20 Total Debt to Total Capitalization Ratio. The Parent, on a consolidated basis with the Subsidiaries, shall not permit the ratio of Total Debt to Total Capitalization to be greater than 60% at any time.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1 Any representation or warranty made or deemed made by or on behalf of the Parent or any Material Subsidiary to the Lenders or the Administrative Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

7.2 Nonpayment of (a) principal of any Loan (other than a Swing Line Loan) when due, (b) principal of any Swing Line Loan (i) within five Business Days of when due if the Aggregate Commitments minus the Aggregate Outstanding Credit Exposure (the “Availability”) on the date such principal payment is due is greater than or equal to the principal amount so due or (ii) when due if the Availability is less than the principal amount so due, (c) nonpayment of interest upon any Loan or of any Facility fee or usage fee, LC Fee, or other obligations under any of the Loan Documents within five days after the same becomes due, or (d) nonpayment of any Reimbursement Obligation within one Business Day after the same becomes due.

7.3 The breach by any of the Borrowers of any of the terms or provisions of Sections 6.2, 6.3, 6.10 through 6.20.

7.4 The breach by any of the Borrowers (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within 30 days after written notice from the Administrative Agent or any Lender.

7.5 Failure of the Parent or any Material Subsidiary to pay when due any Indebtedness aggregating in excess of $75,000,000 (“Material Indebtedness”); or the default by the Parent or any Material Subsidiary in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event or condition is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Parent or any Material Subsidiary shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Parent or any Material Subsidiary shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

7.6 The Parent or any Material Subsidiary shall (a) have an order for relief entered with respect to it under the Federal bankruptcy laws (or comparable foreign laws) as now or hereafter in effect, (b) make an assignment for the benefit of creditors, (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (d) institute any proceeding seeking an order for relief under the Federal bankruptcy laws (or comparable foreign laws) as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (e) take any corporate or partnership action to authorize or effect any of the foregoing actions set out in this Section 7.6 or (f) fail to contest in good faith any appointment or proceeding described in Section 7.7.

7.7 Without the application, approval or consent of the Parent or any Material Subsidiary a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Parent or any Material Subsidiary or any Substantial Portion of its Property, or a proceeding described in Section 7.6(d) shall be instituted against the Parent or any Material Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

7.8 Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Parent and its Material Subsidiaries which, when taken together with all other Property of the Parent and its Material Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

7.9 The Parent or any Material Subsidiary shall fail within 30 days to pay, bond or otherwise discharge one or more (a) judgments or orders for the payment of money in excess of $25,000,000 (or multiple judgments or orders for the payment of an aggregate amount in excess of $50,000,000) (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (b) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

7.10 The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $50,000,000 or any Reportable Event that could reasonably be expected to have a Material Adverse Effect shall occur in connection with any Plan.

7.11 The Parent or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Parent or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $25,000,000 or requires payments exceeding $10,000,000 per annum.

7.12 The Parent or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of any Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $25,000,000.

7.13 The Parent or any of its Subsidiaries shall (a) be the subject of any proceeding or investigation pertaining to the release by the Borrower, any of its Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, or (b) violate any Environmental Law, which, in the case of an event described in clause (a) or clause (b), could reasonably be expected to have a Material Adverse Effect.

7.14 Any Change in Control shall occur.

7.15 The occurrence of any “default” under any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided.

7.16 The Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Guaranty, or the Parent shall fail to comply with any of the material terms or provisions of the Guaranty to which it is a party, or the Guarantor shall deny that it has any further liability under the Guaranty, or shall give notice to such effect.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1 Acceleration; Facility LC Collateral Account. (a) If any Default described in Section 7.6 or Section 7.7 occurs with respect to any Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuers to issue Facility LCs shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent, any LC Issuer, or any Lender and the Borrowers will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Administrative Agent an amount determined as set forth below in immediately available funds, which funds shall be held in the Facility LC Collateral Account. The Administrative Agent shall determine the difference of (i) the amount of LC Obligations at such time (other than LC Obligations with respect to Bank Guaranties), less (ii) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the “Collateral Shortfall Amount”). The Borrowers will pay to the Administrative Agent, for deposit in the Facility LC Collateral Account, either (y) the Collateral Shortfall Amount in the applicable Agreed Currency or Currencies or (z) an amount equal to 110% of the Dollar Amount of the Collateral Shortfall Amount (calculated as of the applicable Computation Date) in Dollars, as elected by the Parent. If any Default other than a Default under Section 7.6 or Section 7.7 exists, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may (A) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuers to issue Facility LCs, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which each of the Borrowers hereby expressly waives, and (B) upon notice to the Borrowers and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrowers to pay, and the Borrowers will, forthwith upon demand (and without any further notice or act), pay to the Administrative Agent either (y) the Collateral Shortfall Amount in the applicable Agreed Currency or Currencies or (z) an amount equal to 110% of the Dollar Amount of the Collateral Shortfall Amount (calculated as of the applicable Computation Date) in Dollars, as elected by the Parent, which funds shall be deposited in the Facility LC Collateral Account.

(b) If at any time while any Default is continuing, the Administrative Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Administrative Agent may make demand on the Borrowers to pay, and the Borrowers will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent either (y) the Collateral Shortfall Amount in the applicable (as determined by the Administrative Agent) Agreed Currency or Currencies or (z) an amount equal to 110% of the Dollar Amount of the Collateral Shortfall Amount (calculated as of the applicable Computation Date) in Dollars, as elected by the Parent, which funds shall be deposited in the Facility LC Collateral Account.

(c) So long as any Facility LC is outstanding, amounts deposited in the Facility LC Collateral Account, if any, shall only be applied by the Administrative Agent to the payment of Reimbursement Obligations and LC Fees that are due and payable. If no Facility LC remains outstanding, and the Facility Termination Date has occurred or a Default is continuing, the Administrative Agent may apply the remaining amounts deposited in the Facility LC Collateral Account, if any, to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Borrowers to the Lenders or the LC Issuers under the Loan Documents. If, following the deposit of cash collateral pursuant to this Section 8.1, all Defaults are cured or waived and no Default is continuing, the remaining amounts deposited in the Facility LC Collateral Account, if any, shall be returned to the Borrowers to the extent such cash collateral is not otherwise expressly required under the terms of this Agreement.

(d) At any time while any Default is continuing, neither the Borrowers nor any Person claiming on behalf of or through the Borrowers shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After all of the Obligations have been indefeasibly paid in full and the Aggregate Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Administrative Agent to the Borrowers or paid to whomever may be legally entitled thereto at such time.

(e) If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligation and the power of LC Issuers to issue Facility LCs hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to any Borrower) and before any judgment or decree for the payment of the Obligations due have been obtained or entered, the Required Lenders (in their sole discretion) so direct, the Administrative Agent shall, by notice to the Borrowers, rescind and annul such acceleration and/or termination and the Administrative Agent shall promptly release all or part of the cash collateral, as applicable, to the Borrowers to the extent such cash collateral is not otherwise required under the terms of this Agreement.

8.2 Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrowers may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or any Borrower hereunder or waiving any Default hereunder; provided that no such supplemental agreement shall, without the consent of all of the Lenders:

(a) Extend the final maturity of any Loan, or forgive all or any portion of any Reimbursement Obligation or the principal amount of any Loan, or reduce the rate or extend the time of payment of interest or fees on any Loan or any Reimbursement Obligations.

(b) Reduce the percentage specified in the definition of Required Lenders or otherwise change the percentage of Lenders which shall be required for the Lenders or any of them to take any action hereunder or under any other Loan Document, or amend the definition of Pro Rata Share or the provisions of Section 11.2.

(c) Extend any Commitment Maturity Date or the Facility Termination Date, other than as expressly permitted under Section 2.28, permit any Facility LC to have an expiration date later than 5 years from its date of issuance, or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.2.

(d) Increase the amount of the Aggregate Commitment, the Commitment of any Lender hereunder or the commitment to issue Facility LCs, other than as expressly permitted under Section 2.27.

(e) Amend this Section 8.2.

(f) Release, in whole or in part, the Parent under the Guaranty.

(g) Permit any assignment by any of the Borrowers of their respective Obligations or their rights hereunder.

(h) Release all or any substantial portion of any cash collateral provided pursuant to this Agreement (other than in accordance with the terms of this Agreement), or waive the Borrowers’ obligation to provide cash collateral pursuant to Section 2.26.11.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent, and no amendment or any provision relating to the LC Issuers shall be effective without the written consent of each of the LC Issuers. No amendment of any provision of this Agreement relating to any Swing Line Lender or any Swing Line Loans shall be effective without the written consent of the applicable Swing Line Lender(s). The Administrative Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement.

8.3 Preservation of Rights. No delay or omission of the Lenders, the LC Issuers, or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of any Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set out. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent, the LC Issuers, and the Lenders until the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations. All claims arising out of or relating to the representations and warranties of the Borrowers contained in this Agreement (and the bases giving rise to such claims) shall survive the making of the Credit Extensions herein contemplated.

9.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, neither any LC Issuer nor any Lender shall be obligated to extend credit to any Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4 Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrowers, the Administrative Agent, the LC Issuers, and the Lenders and supersede all prior agreements and understandings among the Borrowers, the Administrative Agent, the LC Issuers, and the Lenders relating to the subject matter thereof other than the Fee Letter.

9.5 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6 Expenses; Indemnification. (a) The Parent shall reimburse the Administrative Agent and the Arranger for any costs and reasonable out-of-pocket expenses (including attorneys’ fees of such Persons) paid or incurred by the Administrative Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification, and administration of the Loan Documents. The Parent also agrees to reimburse the Administrative Agent, the Arranger, the LC Issuers, and the Lenders for any costs and out-of-pocket expenses (including attorneys’ fees of such Persons) paid or incurred by the Administrative Agent, the Arranger, any LC Issuer, or any Lender in connection with the collection and enforcement of the Loan Documents. Expenses being reimbursed by the Parent under this Section 9.6 include, without limitation, costs and expenses incurred in connection with the Reports described in the following sentence. The Parent acknowledges that from time to time Administrative Agent may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to the Parent’s and its Subsidiaries’ assets for internal use by Administrative Agent from information furnished to it by or on behalf of the Parent, after Administrative Agent has exercised its rights of inspection pursuant to this Agreement.

(b) Each of the Borrowers hereby further agrees to indemnify the Administrative Agent, the Arranger, each LC Issuer, each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent, the Arranger, any LC Issuer, any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder, whether or not caused by or arising, in whole or in part, out of the negligence of the party seeking indemnification and whether brought by a third party or by the Borrowers, except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrowers under this Section 9.6 shall survive the termination of this Agreement.

(c) Each Person claiming a right to indemnification under this Section 9.6 shall promptly give the Parent written notice of receipt by such Person of notice of the commencement of any action, suit or proceeding and the Parent (or any applicable Borrower) shall have the right, but not the obligation to participate in the defense of such action. Notwithstanding the foregoing, the failure of any such Person to so notify the Parent promptly of any such action, suit, or proceeding shall not relieve the indemnifying party from any liability that it may have to the indemnified party hereunder, except to the extent that such failure has a material adverse effect on the indemnifying party’s ability to defend such claim. The Parent (or applicable Borrower) may participate in a reasonable manner at its own expense and with its own counsel in any proceeding conducted by any Borrower in accordance with the foregoing.

(i) The indemnified party shall consult in good faith with the indemnifying party and its counsel with respect to the defense and shall keep the indemnifying party reasonably informed as to the progress of the defense. The Administrative Agent shall supply the Parent (or applicable Borrower) with such information and documents reasonably requested by the Parent (or applicable Borrower) as are necessary or advisable for the Parent (or applicable Borrower) to participate in any action, suit or proceeding.

(ii) Except during the existence of a Default, no indemnified party shall enter into any settlement or other compromise with respect to any claim which is entitled to be indemnified under this Agreement if such settlement or compromise would result in any payment hereunder without the prior written consent of the Parent (or applicable Borrower), which consent shall not be unreasonably withheld.

(iii) Upon payment in full of any claim by the Parent (or applicable Borrower) pursuant to this Agreement, to or on behalf of the Administrative Agent, the Arranger, the LC Issuer, any Lender or their respective Affiliates, the Parent (or applicable Borrower), without any further action, shall be subrogated to any and all claims that such indemnified party may have relating thereto (other than claims in respect of insurance policies maintained by such indemnified party at its own expense) and such indemnified party shall execute at its own expense such instruments of assignment and conveyance, evidence of claims and payment and such other documents, instruments and agreements as may be necessary to preserve any such claims and otherwise cooperate with the Parent (or applicable Borrower) and give such further assurances as are necessary or advisable to enable the Parent (or applicable Borrower) to vigorously pursue such claims.

9.7 Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

9.8 Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Parent and all its Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on the Borrower’s audited financial statements. If at any time any change in generally accepted accounting principles would affect the computation of any financial ratio or requirement set out in any Loan Document, and Borrowers shall so request, Administrative Agent, Lenders and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in generally accepted accounting principles (subject to the approval of the Required Lenders); provided that, until so amended, such ratio or requirement shall continue to be computed in the same manner as it was computed prior to such change.

9.9 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10 Nonliability of Lenders. The relationship between each of the Borrowers on the one hand and the Lenders, the LC Issuers, and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent, the Arranger, any LC Issuer, nor any Lender shall have any fiduciary responsibilities to any Borrower. None of the Administrative Agent, the Arranger, any LC Issuer, or any Lender undertakes any responsibility to any Borrower to review or inform any Borrower of any matter in connection with any phase of any Borrower’s business or operations. Each of the Borrowers agrees that none of the Administrative Agent, the Arranger, any LC Issuer, or any Lender shall have liability to any Borrower (whether sounding in tort, contract or otherwise) for losses suffered by any Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. None of the Administrative Agent, the Arranger, any LC Issuer, or any Lender shall have any liability with respect to, and each of the Borrowers hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by any Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.11 Confidentiality. Each Lender agrees that any confidential information which it may receive from any Borrower pursuant to this Agreement will be used only for purposes of this Agreement and will not be disclosed to any of its directors, officers or employees, or to any other Person except for disclosure (which, in the case of any disclosure pursuant to (d), (e), (f), or (g) shall be accompanied by a written notice that such information is subject to this Section 9.11) (a) to its Affiliates and to other Lenders and their respective Affiliates, (b) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (c) to regulatory officials, (d) to any Person as requested pursuant to or as required by law, regulation, or legal process, (e) to any Person in connection with any legal proceeding to which such Lender is a party, (f) to such Lender’s direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, and (g) permitted by Section 12.4. Notwithstanding anything herein to the contrary, confidential information shall not include, and each Lender (and each employee, representative or other agent of any Lender) may disclose to any and all Persons, without limitation of any kind, the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are or have been provided to such Lender relating to such tax treatment or tax structure; provided that with respect to any document or similar item that in either case contains information concerning such tax treatment or tax structure of the transactions contemplated hereby as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to such tax treatment or tax structure.

9.12 Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Credit Extensions provided for herein.

9.13 Disclosure. Each of the Borrowers and each Lender hereby (a) acknowledge and agree that Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any Borrower and its Affiliates and (b) waive any liability of Administrative Agent or such Affiliate to any Borrower or any Lender, respectively, arising out of resulting from such investments, loans or relationships other than liabilities arising out of the gross negligence or willful misconduct of Administrative Agent or its Affiliates.

9.14 USA PATRIOT Act Notice. Each Lender that is subject to the USA Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of pub. L. 107-56 (signed into law October 26, 2001))(the “USA Patriot Act"), it is required to obtain, verify and record information that identified each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower in accordance with the USA Patriot Act.

ARTICLE X

THE ADMINISTRATIVE AGENT

10.1 Appointment; Nature of Relationship. JPMorgan is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Administrative Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set out herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set out in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (a) does not hereby assume any fiduciary duties to any of the Lenders, (b) is a “representative” of the Lenders within the meaning of Section 9-102 of the Uniform Commercial Code and (c) is acting as an independent contractor, the rights and duties of which are limited to those expressly set out in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

10.2 Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

10.3 General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4 No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of any Borrower or any guarantor of any of the Obligations or of any of the Borrower’s or any such guarantor’s respective Subsidiaries. The Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by any Borrower to the Administrative Agent at such time, but is voluntarily furnished by any Borrower to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

10.5 Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6 Employment of Administrative Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.

10.7 Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

10.8 Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (a) for any amounts not reimbursed by the Borrowers for which the Administrative Agent is entitled to reimbursement by the Borrowers under the Loan Documents, (b) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (c) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 3.5(g) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender or any Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

10.10 Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with any Borrower or any of their respective Subsidiaries in which any Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Administrative Agent, in its individual capacity, is not obligated to remain a Lender.

10.11 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on the financial statements prepared by the Parent and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

10.12 Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowers, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Administrative Agent gives notice of its intention to resign. The Administrative Agent may be removed at any time with or without cause by written notice received by the Administrative Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrowers and the Lenders, a successor Administrative Agent (with the consent of the Parent which shall not be unreasonably withheld). If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrowers and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of any Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrowers shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

10.13 Administrative Agent and Arranger Fees. The Parent agrees to pay to the Administrative Agent and the Arranger, for their respective accounts, the fees agreed to by any Borrower, the Administrative Agent and the Arranger pursuant to the Fee Letter, or as otherwise agreed from time to time.

10.14 Delegation to Affiliates. Each of the Borrowers and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles IX and X.

10.15 Co-Agents, Documentation Agent, Syndication Agent, etc.. Neither any of the Lenders identified in this Agreement as a “co-agent” nor any Documentation Agent or the Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Administrative Agent in Section 10.11.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1 Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of such Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.

11.2 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 2.28, 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Share of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

If an amount to be setoff is to be applied to Indebtedness of any Borrower to a Lender other than Indebtedness comprised of the Outstanding Credit Exposure of such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness comprised of such Outstanding Credit Exposure.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrowers and the Lenders and their respective successors and assigns, except that (a) none of the Borrowers shall have the right to assign its rights or obligations under the Loan Documents and (b) any assignment by any Lender must be made in compliance with Section 12.3. The parties to this Agreement acknowledge that clause (b) of this Section 12.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, (i) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (ii) in the case of a Lender which is a fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.2 Participations.

12.2.1 Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Outstanding Credit Exposure of such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

12.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Extension or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.2 or of any other Loan Document.

12.2.3 Benefit of Setoff. Each Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

12.3 Assignments.

12.3.1 Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more Eligible Assignees all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit C or in such other form as may be agreed to by the parties thereto. The consent of the Parent and the Administrative Agent and the LC Issuers shall be required prior to an assignment becoming effective with respect to an Eligible Assignee which is not a Lender or an Affiliate thereof; provided that if a Default has occurred and is continuing, the consent of the Parent shall not be required. Such consent shall not be unreasonably withheld or delayed. Each such assignment with respect to an Eligible Assignee which is not a Lender or an Affiliate thereof shall (unless each of the Parent and the Administrative Agent otherwise consent) be in an amount not less than the lesser of (a) $5,000,000 or (b) the remaining amount of the assigning Lender’s Commitment (calculated as at the date of such assignment) or outstanding Loans (if the applicable Commitment has been terminated).

12.3.2 Effect; Effective Date. Upon (a) delivery to the Administrative Agent of an assignment, together with any consents required by Section 12.3.1, and (b) payment of a $4,000 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the assignee to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the assignee in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such assignee shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Outstanding Credit Exposure assigned to such assignee. Upon the consummation of any assignment pursuant to this Section 12.3.2, the transferor Lender, the Administrative Agent and any Borrower shall, if the transferor Lender or the assignee desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such assignee, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

12.4 Dissemination of Information. Each Borrower authorizes each Lender to disclose to any Participant or Eligible Assignee or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Parent and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

12.5 Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(d).

ARTICLE XIII

NOTICES

13.1 Notices. Except as otherwise permitted by Section 2.17 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: in the case of any Borrower or the Administrative Agent, at its address or facsimile number set out on the signature pages hereof, in the case of any Lender, at its address or facsimile number set out in its administrative questionnaire or in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and any Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (a) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (b) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (c) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Administrative Agent under Article II shall not be effective until received.

13.2 Change of Address. Any Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrowers, the Administrative Agent, the LC Issuers, and the Lenders and each party has notified the Administrative Agent by facsimile transmission or telephone that it has taken such action.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1 CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

15.2 CONSENT TO JURISDICTION. EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR TEXAS STATE COURT SITTING IN HOUSTON, TEXAS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LC ISSUER, OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY BORROWER AGAINST THE ADMINISTRATIVE AGENT, ANY LC ISSUER, OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, ANY LC ISSUER, OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN HOUSTON, TEXAS.

15.3 WAIVER OF JURY TRIAL. EACH BORROWER, THE ADMINISTRATIVE AGENT, EACH LC ISSUER, AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[Signatures appear on the following pages.]

COOPER CAMERON CORPORATION By:
Lorne E. Phillips
Treasurer
Address: 1333 West Loop South, Suite 1700
Houston, Texas 77027
Attention: Lorne E. Phillips
Telephone: (713) 513-3336
Telecopy: (713) 513-3355
COOPER CAMERON (U.K.) LIMITED
CAMERON GMBH
COOPER CAMERON (SINGAPORE) PTE. LTD.
COOPER CAMERON CANADA CORP.
COOPER CAMERON (LUXEMBOURG) SARL
By:

Lorne E. Phillips Attorney in Fact Address: 1333 West Loop South, Suite 1700 Houston, Texas 77027 Attention: Lorne E. Phillips Telephone: (713) 513-3336 Telecopy: (713) 513-3355

JPMORGAN CHASE BANK, N.A., individually, as Administrative Agent, and as LC Issuer By:
Commitment $40,000,000 US Swing Line Commitment $25,000,000	Helen A. Carr Vice President Address: 600 Travis Street, 20th Floor Houston, Texas 77002 Attention: Helen Carr Telephone: (713) 216-7711 Telecopy: (713) 216-7794

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Canadian Swing Line Lender By:
Canadian Swing Line Amount $15,000,000	Helen A. Carr Vice President Address: 200 Bay Street, Royal Bank Plaza South Tower, Suite 1800 Toronto, Ontario M5J 2J2 Attention: Indrani Lazarus Telephone: (416) 981-9218 Telecopy: (416) 981-9279

CALYON NEW YORK BRANCH, individually and as Syndication Agent By:
Bertrand Cord’homme Director By:
Commitment $37,500,000	Page Dillehunt Director Address: 1301 Travis Street, Suite 2100 Houston, Texas 77002 Attention: David Gurghigian Telephone: 713-890-8610 Telecopy: 713-890-8668

ABN AMRO BANK N.V., individually and as Documentation Agent By:
Jim Moyes Managing Director By:
Commitment $37,500,000	Joshua Wolf Vice President Address: 4400 Post Oak Parkway, Suite 1500 Houston, Texas 77027 Attention: Sanjay Remond Telephone: 832-681-7162 Telecopy: 832-681-7141

CITIBANK, N.A., individually and as Documentation Agent By:
Commitment $37,500,000	Amy K. Pincu Attorney-in-fact Address: 333 Clay Street, Suite 3700 Houston, Texas 77002 Attention: Amy Pincu Telephone: 713-654-2820 Telecopy: 713-481-0253

THE ROYAL BANK OF SCOTLAND plc, individually and as Documentation Agent By:
Paul McDonagh Managing Director Address: 101 Park Avenue, 12th Floor New York, New York 10178 Attention: Julie Strelchenko Telephone: 212-401-1401 Telecopy: 212-401-1494 with a copy to:

Commitment $37,500,000	Adderss: 600 Travis Street, Suite 6500 Houston, Texas 77002 Attention: Paul McDonagh Telephone: 713-221-2436 Telecopy: 713-221-2430

THE BANK OF TOKYO-MITSUBISHI, LTD. By:
Commitment $37,500,000	Kelton Glasscock Vice President & Manager Address: 1100 Louisiana, Suite 2800 Houston, Texas 77002 Attention: John McIntyre Telephone: 713-655-3869 Telecopy: 713-658-0116

UBS LOAN FINANCE LLC By:
Wilfred V. Saint Director, Banking Products Services, US By:
Commitment $37,500,000	Joselin Fernandes Associate Director, Banking Products Services, US Address: 677 Washington Blvd. Stamford, Connecticut 06912 Attention: Safraz Hassan Telephone: 203-719-3413 Telecopy: 203-719-3888

DNB NOR BANK ASA By:
Espen Kvilekval Senior Vice President By:
Commitment $30,000,000	Peter Dodge Senior Vice President Address: 200 Park Avenue, 31st Floor New York, New York 10166 Attention: Espen Kvilekval Telephone: 212-681-3874 Telecopy: 212-681-3900

SUNTRUST BANK By:
Commitment $30,000,000	David Edge Managing Director Address: 303 Peachtree Street, 10th Floor Atlanta, Georgia 30308 Attention: David Edge Telephone: 404-827-6735 Telecopy: 404-827-6270

AMEGY BANK NATIONAL ASSOCIATION By:
Commitment $25,000,000	Carmen Jordan Senior Vice President Address: 4400 Post Oak Parkway, POP 404 Houston, Texas 77027 Attention: Carmen Jordan Telephone: 713-888-4610 Telecopy: 713-693-7475

PRICING SCHEDULE

Applicable Margin	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status	Level VI Status
Facility Fee	6.0 bps	7.5 bps	9.0 bps	11.0 bps	15.0 bps	17.5 bps

Eurocurrency Margin	24.0 bps	27.5 bps	31.0 bps	39.0 bps	50.0 bps	72.5 bps

Financial Letter of Credit Fee	24.0 bps	27.5 bps	31.0 bps	39.0 bps	50.0 bps	72.5 bps

Performance Letter of Credit Fee	12.00 bps	13.75 bps	15.5 bps	19.5 bps	25.0 bps	36.25 bps

Documentary Letter of Credit Fee	6.0 bps	7.0 bps	7.75 bps	9.75 bps	12.5 bps	18.25 bps

Usage Fee (>50%)	10.0 bps	10.0 bps	10.0 bps	10.0 bps	10.0 bps	10.0 bps

All-In Drawn Spread	40.0 bps	45.0 bps	50.0 bps	60.0 bps	75.0 bps	100.0 bps

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Level I Status” exists at any date if, on such date, the Parent’s Moody’s Rating is A2 or better or the Parent’s S&P Rating is A or better.

“Level II Status” exists at any date if, on such date, (a) the Parent has not qualified for Level I Status and (ii) the Parent’s Moody’s Rating is A3 or better or the Parent’s S&P Rating is A- or better.

“Level III Status” exists at any date if, on such date, (a) the Parent has not qualified for Level I Status or Level II Status and (ii) the Parent’s Moody’s Rating is Baa1 or better or the Parent’s S&P Rating is BBB+ or better.

“Level IV Status” exists at any date if, on such date, (a) the Parent has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Parent’s Moody’s Rating is Baa2 or better or the Parent’s S&P Rating is BBB or better.

“Level V Status” exists at any date if, on such date, (a) the Parent has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status and (ii) the Parent’s Moody’s Rating is Baa3 or better or the Parent’s S&P Rating is BBB- or better.

“Level VI Status” exists at any date if, on such date, the Parent has not qualified for Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

“Moody’s Rating” means, at any time, the rating issued by Moody’s and then in effect with respect to the Parent’s senior unsecured long-term debt securities without third-party credit enhancement.

“S&P Rating” means, at any time, the rating issued by S&P and then in effect with respect to the Parent’s senior unsecured long-term debt securities without third-party credit enhancement.

“Status” means either Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status.

The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Parent’s Status as determined by the then-current Moody’s and S&P Ratings. The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date. If at any time the Parent has neither a Moody’s Rating nor an S&P Rating, then Level VI Status, or such other pricing level as may be agreed by the Parent, the Administrative Agent, and the Lenders, shall exist. If the credit ratings from Moody’s and S&P fall within different categories, the Applicable Margin and Applicable Fee Rate shall be based on the higher of the two ratings unless the lower rating is two or more levels below the higher rating, in which case the rating which is one level above the lower rating will apply. If at any time the Parent has only a single rating from either Moody’s or S&P, then the Applicable Margin and Applicable Fee Rate shall be based on the sole remaining rating.

EXHIBIT A-1

FORM OF IN-HOUSE COUNSEL OPINION

See Attached

OCTOBER ___, 2005

JPMorgan Chase Bank, N.A., as Administrative Agent
600 Travis Street, 20th Floor
Houston, Texas 77002
Attention: Helen Carr

and

Each of the Financial Institutions
Identified on Schedule I hereto

Ladies and Gentlemen:

I have acted as General Counsel for Cooper Cameron Corporation, a Delaware corporation (the “Parent”), and as Corporate Counsel for each of Cooper Cameron (U.K.) Limited, Cameron GmbH, Cooper Cameron (Singapore) Pte. Ltd., Cooper Cameron (Luxembourg) SARL, and Cooper Cameron Canada Corp. (each a “Borrowing Subsidiary” and collectively, the “Borrowing Subsidiaries”), in connection with the Credit Agreement dated as of October      , 2005 (the “Credit Agreement”), among the Parent, the Borrowing Subsidiaries, the Lenders from time to time party to the Credit Agreement, Calyon New York Branch, as Syndication Agent, ABN AMRO Bank, N.V., as Documentation Agent, The Royal Bank of Scotland plc, as Documentation Agent, Citibank, N.A., as Documentation Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent (“Agent”) providing for extensions of credit to the Parent and the Borrowing Subsidiaries. Terms defined in the Credit Agreement, and not otherwise defined in this opinion letter, have the meanings given them in the Credit Agreement.

This opinion is delivered to the addressees hereof upon the express instructions and request of the Parent pursuant to Section 4.1.1(d) of the Credit Agreement.

In rendering the opinion expressed below, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such corporate records, agreements, instruments and documents of the Parent and the Borrowing Subsidiaries, and certificates or other statements of public officials and corporate officers, and have made such other investigation of fact and law, as I have deemed necessary in connection with the opinions set forth herein. In my examination, I have assumed the genuineness of all documents submitted to me as originals and the conformity to originals of all documents submitted to me as copies.

Based upon the foregoing, and subject to the comments and exceptions hereinafter set forth, and having regard for such legal considerations I deem relevant, I am of the opinion that:

1. The Parent is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. The Parent is, to the extent required and appropriate under applicable law, duly qualified, in good standing and duly authorized to conduct business as a foreign corporation in the jurisdictions specified in Schedule II hereto.

2. The Parent has all requisite corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents, as defined in the Credit Agreement, to which it is a party, to own its assets and to carry on its business as presently conducted.

3. The execution, delivery and performance of the Parent and each Borrowing Subsidiary of each of the Loan Documents to which it is a party do not (a) violate any provision of law, rule or regulation (including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System), or of any order, writ, judgment, decree, determination or award, which is presently in effect having applicability to such company, (b) conflict with or result in a breach of, or constitute a default under, the certificate or articles of incorporation, bylaws or other charter documents of the Parent or any Borrowing Subsidiary, (c) conflict with or result in a breach of, or constitute a default under, any material indenture, loan or credit agreement or other agreement or instrument for borrowed money known to me to which the Parent or any Borrowing Subsidiary is a party or by which the Parent or any Borrowing Subsidiary or any of any such company’s property is bound, or (d) result in or require the creation or imposition of any Lien of any nature (except Liens permitted under the Credit Agreement) upon or with respect to any of the properties now owned or hereafter acquired by the Parent or any Borrowing Subsidiary.

4. Each of the Loan Documents has been duly authorized, executed and delivered by the Parent and any Borrowing Subsidiary party thereto.

5. No authorization, consent, approval, license, qualification or formal exemption from or filing, declaration or registration with, any court, governmental agency or other regulatory authority or any securities exchange is required in connection with the execution, delivery or performance by the Parent or any Borrowing Subsidiary of the Loan Documents to which it is a party, except such as have been previously obtained and remain in full force and effect.

6. There is no action, suit, proceeding, governmental investigation or arbitration pending or, to my knowledge, threatened against the Parent or any Borrowing Subsidiary or any material property thereof before any court or arbitrator or any governmental or administrative body, agency or official which (a) challenges the validity, or seeks to enjoin the performance of, any Loan Document or (b) could reasonably be expected to have a Material Adverse Effect.

7. The Parent is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8. The Parent is not a “holding company” or a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

With respect to the opinion set forth in paragraph 1 above, to the extent appropriate, I have relied exclusively upon certificates provided to me by the secretaries of state (or equivalent officials) of the jurisdictions in which the Parent is incorporated and in which it is qualified to do business.

With respect to the opinion set forth in paragraph 3 above, insofar as a review of the indentures, loan or credit agreements or other agreements or instruments for borrowed money, I have reviewed only those instruments filed with the Securities and Exchange Commission as an exhibit to any of the Parent’s Form 10-Q, 10-K or 8-K reports or Registration Statements on Form S-4.

With respect to the opinion set forth in paragraph 6 above, I have made inquiry of those attorneys in the legal department of the Parent who are responsible for managing litigation, have caused a search of the pending litigation to be made in the District Clerk’s office for Harris County, Texas and the Clerk for the U.S. District Court for the Southern District of Texas, and have relied on the Parent’s disclosure of legal proceedings in its Form 10-K for the year ended December 31, 2004.

This opinion is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

This opinion is limited to such laws and facts as they presently exist. I assume no obligation to revise or supplement this opinion should the present General Corporation Law of the State of Delaware or applicable federal laws of the United States of America be changed by legislative action, judicial decision or otherwise.

This opinion letter is furnished solely for your benefit in connection with the transactions referred to in the Credit Agreement and may not, without my permission, be circulated to, or relied upon by, any other Person, except Porter & Hedges, L.L.P., the Agent, the Lenders, any party that becomes a Participant, Lender or Agent under the Credit Agreement after the date hereof pursuant to the terms of the Credit Agreement, and any of their respective auditors, attorneys, loan participants, and assignees or as required by law or order of a court or other legal process.

Very truly yours,

William C. Lemmer

SCHEDULE I

Lenders

JPMorgan Chase Bank, N.A.
JPMorgan Chase Bank, N.A., Toronto Branch
Calyon New York Branch
ABN AMRO Bank N.V.
Citibank, N.A.
The Royal Bank of Scotland plc
UBS Loan Finance LLC
The Bank of Tokyo-Mitsubishi, Ltd.
DNB Nor Bank ASA
Amegy Bank National Association
SunTrust Bank

EXHIBIT A-2

FORM OF OUTSIDE COUNSEL OPINION

See Attached

October ___, 2005

JPMorgan Chase Bank, N.A., as Administrative Agent
600 Travis Street, 20th Floor
Houston, Texas 77002

and

Each of the Financial Institutions Identified on Schedule I hereto

and

Cooper Cameron Corporation
1333 West Loop South, Suite 1700
Houston, Texas 77027

Attention: William C. Lemmer, General Counsel

Ladies and Gentlemen:

We have acted as special counsel to Cooper Cameron Corporation (the “Borrower”) and Cooper Cameron (U.K.) Limited, Cameron GmbH, Cooper Cameron (Singapore) Pte. Ltd., Cooper Cameron Canada Corp., and Cooper Cameron (Luxembourg) SARL (the “Borrowing Subsidiaries” and together with the Borrower, the “Loan Parties”) in connection with the Credit Agreement dated as of October      , 2005 (the “Credit Agreement”) among the Borrower, the Borrowing Subsidiaries, the Lenders from time to time party to the Credit Agreement, Calyon New York Branch, as Syndication Agent, ABN AMRO Bank N.V., as Documentation Agent, Citibank, N.A., as Documentation Agent, The Royal Bank of Scotland plc, as Documentation Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent (“Agent”), providing for extensions of credit to the Loan Parties. Terms defined in the Credit Agreement, and not otherwise defined in this opinion letter, have the meanings given them in the Credit Agreement.

This opinion letter is delivered to the addressees upon the express instruction and request of the Borrower pursuant to Section 4.1.1(e) of the Credit Agreement.

In rendering the opinions expressed below, we have examined the Credit Agreement and the Guaranty (collectively, the “Documents”), and originals or conformed copies of such corporate records, agreements, and instruments of the Loan Parties, certificates of public officials and of officers of such Persons, and such other documents and records, and such matters of law, as we have deemed appropriate. We have relied upon the opinion, dated the date hereof, of William C. Lemmer, General Counsel of the Borrower and Corporate Counsel of each Borrowing Subsidiary, with respect to the organization, existence, good standing, power and capacity of the Borrower and the Borrowing Subsidiaries. We have assumed (i) the genuineness of all signatures of, and the authority of, persons signing the Documents on behalf of parties thereto other than the Loan Parties, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to authentic original documents of all documents submitted to us as certified, conformed, or photostatic copies, (iv) the due authorization, execution, and delivery of the Documents by the parties thereto other than the Loan Parties, and (v) that all documents, books and records made available to us by the Loan Parties are accurate and complete.

Based upon the foregoing, we are of the opinion that:

1. The execution, delivery and performance of the Documents to which the Borrower is a party do not violate any provision of Texas law which is customarily applicable to the transactions of the type contemplated in the Documents, and such Documents constitute the legal, valid and binding obligations of the Borrower enforceable against it in accordance with their respective terms.

2. The execution, delivery and performance of the Documents to which each Borrowing Subsidiary is a party do not violate any provision of Texas law which is customarily applicable to the transactions of the type contemplated in the Documents, and such Documents constitute the legal, valid and binding obligations of such Borrowing Subsidiary enforceable against it in accordance with their respective terms.

3. No authorization, consent, approval, license, qualification or formal exemption from or filing, declaration or registration with, any court, governmental agency or other regulatory authority or any securities exchange is required in connection with the execution, delivery or performance by any Loan Party of the Documents to which it is a party, except such as have been previously obtained and remain in full force and effect.

The foregoing opinions are subject to the following assumptions, limitations, and qualifications:

A. The enforceability of the Documents may be subject to: (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting the enforcement of creditors’ rights generally; (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity); and (iii) matters of public policy. Without limiting the foregoing, Texas courts or Federal courts applying Texas law may deny or limit the enforceability of clauses or provisions that purport to: (i) give the right of specific performance; (ii) limit or expand the rights of set-off; or (iii) limit jurisdiction of any courts, establish any exclusive venue or establish evidentiary standards.

B. We express no opinion with respect to (i) the enforceability of provisions in the Documents relating to delay or omission of enforcement of rights or remedies, or waivers of defenses, or waivers of benefits of appraisement, valuation, stay, extension, moratorium, redemption, statutes of limitation, or other nonwaivable benefits bestowed by operation of law; or (ii) the lawfulness or enforceability of exculpation clauses, clauses relating to releases of unmatured claims, clauses purporting to waive unmatured rights, severability clauses and similar clauses in the Documents.

C. Provisions of the Documents which permit the Agent or the Lenders to take action or make determinations may be subject to a requirement that such action be taken or such determinations be made on a reasonable basis and in good faith.

We are admitted to practice in the State of Texas and render no opinion as to matters involving the laws of any jurisdiction other than the laws of the State of Texas and applicable federal laws of the United States of America.

This opinion is limited to such laws and facts as they presently exist. We assume no obligation to revise or supplement this opinion should the present laws of the State of Texas or applicable federal laws of the United States of America be changed by legislative action, judicial decision or otherwise.

This opinion letter is furnished solely for your benefit in connection with the transactions referred to in the Credit Agreement and may not, without our permission, be circulated to, or relied upon by, any other Person, except the Agent, the Lenders, any party that becomes a Participant, Lender or Agent under the Credit Agreement after the date hereof pursuant to the terms of the Credit Agreement, and any of their respective auditors, attorneys, loan participants, and assignees or as required by law or order of a court or other legal process.

Very truly yours,

Porter & Hedges, L.L.P.

SCHEDULE I

JPMorgan Chase Bank, N.A.
JPMorgan Chase Bank, N.A., Toronto Branch
Calyon New York Branch
ABN AMRO Bank N.V.
Citibank, N.A.
The Royal Bank of Scotland plc
UBS Loan Finance LLC
The Bank of Tokyo-Mitsubishi, Ltd.
DNB Nor Bank ASA
Amegy Bank National Association
SunTrust Bank

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

To: The Lenders parties to the

Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of October 12, 2005, (as amended, modified, renewed or extended from time to time, the “Agreement”) among Cooper Cameron Corporation (the “Parent”), Cooper Cameron (U.K.) Limited, Cameron GmbH, Cooper Cameron (Singapore) Pte. Ltd., Cooper Cameron Canada Corp., Cooper Cameron (Luxembourg) SARL, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders and as LC Issuer. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected      of the Parent;

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Parent and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in Section 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set out below; and

4. Schedule I attached hereto sets forth financial data and computations evidencing the Parent’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

5. With respect to the determination of the interest rates to be paid for Advances, the LC Fee rates, and the commitment fee rates commencing on the fifth day following the delivery hereof, Level [     ] Status (as defined in the Pricing Schedule) exists as of the date hereof.

6. Schedule II attached hereto sets forth the various reports and deliveries which are required at this time under the Credit Agreement and the other Loan Documents and the status of compliance.

Described below are the exceptions, if any, to Section 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which any Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

7. The [quarterly] [annual] financial statements required to be furnished by Parent under Section 6.1[(a)][(b)] of the Agreement are available on-line through EDGAR.

The foregoing certifications, together with the computations set out in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this day of      , 200     .

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of __________ ___, 200__ with

Provisions of Sections 6.20 of the Agreement

SCHEDULE II TO COMPLIANCE CERTIFICATE

Reports and Deliveries Currently Due
EXHIBIT C

form of ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Assignment Agreement”) between      (the “Assignor”) and      (the “Assignee”) is dated as of      , 200     . The parties hereto agree as follows:

1. PRELIMINARY STATEMENT. The Assignor is a party to a Credit Agreement (which, as it may be amended, modified, renewed or extended from time to time is herein called the “Credit Agreement”) described in Item 1 of Schedule 1 attached hereto (“Schedule 1”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2. ASSIGNMENT AND ASSUMPTION. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents, such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement and the other Loan Documents relating to the facilities listed in Item 3 of Schedule 1. The aggregate Commitment (or Outstanding Credit Exposure, if the applicable Commitment has been terminated) purchased by the Assignee hereunder is set out in Item 4 of Schedule 1.

3. EFFECTIVE DATE. The effective date of this Assignment Agreement (the “Effective Date”) shall be the later of the date specified in Item 5 of Schedule 1 or two (2) Business Days (or such shorter period agreed to by the Administrative Agent) after this Assignment Agreement, together with any consents required under the Credit Agreement, are delivered to the Administrative Agent. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date are not made on the proposed Effective Date.

4. PAYMENT OBLIGATIONS. In consideration for the sale and assignment of Outstanding Credit Exposure hereunder, the Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. On and after the Effective Date, the Assignee shall be entitled to receive from the Administrative Agent all payments of principal, interest, Reimbursement Obligations, and fees with respect to the interest assigned hereby. The Assignee will promptly remit to the Assignor any interest on Loans and fees received from the Administrative Agent which relate to the portion of the Commitment or Outstanding Credit Exposure assigned to the Assignee hereunder for periods prior to the Effective Date and not previously paid by the Assignee to the Assignor. In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

5. RECORDATION FEE. The Assignor and Assignee each agree to pay one-half of the recordation fee required to be paid to the Administrative Agent in connection with this Assignment Agreement unless otherwise specified in Item 6 of Schedule 1.

6. REPRESENTATIONS OF THE ASSIGNOR; LIMITATIONS ON THE ASSIGNOR’S LIABILITY. The Assignor represents and warrants that (a) it is the legal and beneficial owner of the interest being assigned by it hereunder, (ii) such interest is free and clear of any adverse claim created by the Assignor and (iii) the execution and delivery of this Assignment Agreement by the Assignor is duly authorized. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (a) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, including without limitation, documents granting the Assignor and the other Lenders a security interest in assets of any Borrower or any guarantor, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of any Borrower or any guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the property, books or records of any Borrower, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

7. REPRESENTATIONS AND UNDERTAKINGS OF THE ASSIGNEE. The Assignee (a) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information at it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) confirms that the execution and delivery of this Assignment Agreement by the Assignee is duly authorized, (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, (vi) agrees that its payment instructions and notice instructions are as set out in the attachment to Schedule 1, (vii) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (viii) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment Agreement, and (ix) if applicable, attaches the forms prescribed by the Internal Revenue Service of the United States certifying that the Assignee is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes.

8. GOVERNING LAW. This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Texas.

9. NOTICES. Notices shall be given under this Assignment Agreement in the manner set out in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set out in the attachment to Schedule 1.

10. COUNTERPARTS; DELIVERY BY FACSIMILE. This Assignment Agreement may be executed in counterparts. Transmission by facsimile of an executed counterpart of this Assignment Agreement shall be deemed to constitute due and sufficient delivery of such counterpart and such facsimile shall be deemed to be an original counterpart of this Assignment Agreement.

IN WITNESS WHEREOF, the duly authorized officers of the parties hereto have executed this Assignment Agreement by executing Schedule 1 hereto as of the date first above written.

SCHEDULE 1

to Assignment Agreement

1. Description and Date of Credit Agreement:

Credit Agreement dated as of October 12, 2005, is among Cooper Cameron Corporation, a Delaware corporation, the other Borrowers named therein, the Lenders and JPMorgan Chase Bank, N.A., a national banking association, as Administrative Agent.

2. Date of Assignment Agreement:	__________ __, 200___

3. Amounts (as of date of item 2 above):
a. Assignee’s percentage of Commitment (or Outstanding Credit Exposure with respect to terminated Commitments) purchased under the Assignment Agreement*	—%
b. Amount of Commitment (or Outstanding Credit Exposure with respect to terminated Commitments) purchased under the Assignment Agreement**	$—
4. Assignee’s Commitment (or Outstanding Credit Exposure with respect to terminated Commitments) purchased hereunder:	$—
5. Proposed Effective Date:	__________ __, 200___
6. Non-standard Recordation Fee Arrangement	N/A **
[Assignor/Assignee to
pay
100% of fee]
[Fee waived by
Administrative Agent]

Accepted and Agreed:
[NAME OF ASSIGNOR][NAME OF ASSIGNEE] By:	By:

Title:	Title:

ACCEPTED AND CONSENTED TO BY COOPER CAMERON CORPORATION***	ACCEPTED AND CONSENTED TO BY JPMORGAN CHASE BANK, N.A.

By:	By:

Title:	Title:

• Percentage taken to 10 decimal places
** If fee is split 50-50, pick N/A as option
*** Delete if not required by Credit Agreement

Attachment to SCHEDULE 1 to ASSIGNMENT AGREEMENT

ADMINISTRATIVE INFORMATION SHEET

Attach Assignor’s Administrative Information Sheet, which must include notice addresses for the Assignor and the Assignee

(Sample form shown below)

ASSIGNOR INFORMATION

Contact:

Name:	Telephone No.:

Fax No.:	Telex No.:

Answerback:

Payment Information:

Name & ABA # of Destination Bank:

Account Name & Number for Wire Transfer:

Other Instructions:

Address for Notices for Assignor:

ASSIGNEE INFORMATION

Credit Contact:

Contact:

Name:	Telephone No.:

Fax No.:	Telex No.:

Answerback:

Key Operations Contacts:

Booking Installation:	Booking Installation:

Name:	Name:

Telephone No.:	Telephone No.:

Fax No.:	Fax No.:

Telex No.:	Telex No.:

Answerback:	Answerback:

Payment Information:

Name & ABA # of Destination Bank:

Account Name & Number for Wire Transfer:

Other Instructions:

Address for Notices for Assignor:

JPMORGAN INFORMATION

Assignee will be called promptly upon receipt of the signed agreement.

Initial Funding Contact:	Subsequent Operations Contact:

Name:	Name:

Telephone No.:	Telephone No.:

Fax No.:	Fax No.:

Initial Funding Standards:

Libor — Fund 2 days after rates are set.

JPMorgan Wire Instructions: JPMorgan Chase Bank, N.A., ABA #02100021

LS2 Incoming Account #9008109962

Ref: Cooper Cameron Corp

EXHIBIT D

FORM OF LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

To JPMorgan Chase Bank, N.A.,

as Administrative Agent (the “Administrative Agent”) under the Credit Agreement

Described Below. Re:
Credit Agreement dated October 12, 2005 (as the same may be amended or modified, the “Credit Agreement”), among Cooper Cameron Corporation, the Lenders named therein, the LC Issuer, and the Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

The Administrative Agent is specifically authorized and directed to act upon the following standing money transfer instructions with respect to the proceeds of Advances or other extensions of credit from time to time until receipt by the Administrative Agent of a specific written revocation of such instructions by any Borrower, provided that the Administrative Agent may otherwise transfer funds as hereafter directed in writing by any Borrower in accordance with Section 13.1 of the Credit Agreement or based on any telephonic notice made in accordance with Section 2.14 of the Credit Agreement.

Facility Identification Number(s)

Customer/Account Name

Transfer Funds To

For Account No.

Reference/Attention To

Authorized Officer (Customer Representative)	Date

(Please Print) Bank Officer Name	Signature Date

(Please Print)	Signature

(Deliver Completed Form to Credit Support Staff For Immediate Processing)
EXHIBIT E

FORM OF NOTE

[Date]

[Cooper Cameron Corporation, a Delaware corporation] (the “Borrower”), promises to pay to the order of      (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to any Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the main office of JPMorgan Chase Bank, N.A. in Chicago, Illinois, as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set out in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Commitment Maturity Date.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of October 12, 2005 (which, as it may be amended or modified and in effect from time to time, is herein called the “Agreement”), among the Borrower, the lenders party thereto, including the Lender, and JPMorgan Chase Bank, N.A., As Administrative Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. This Note is guaranteed pursuant to the Guaranty, all as more specifically described in the Agreement, and reference is made thereto for a statement of the terms and provisions thereof. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

[COOPER CAMERON CORPORATION]

By:
Print Name:
Title:

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL

Date	Principal Amount of Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance

EXHIBIT F

FORM OF JOINDER AGREEMENT

Reference is made to the Credit Agreement dated as of October 12, 2005 (as amended, modified, or supplemented from time-to-time, the “Credit Agreement”) among Cooper Cameron Corporation, a Delaware corporation (the “Parent”), the other borrowers named therein (together with the Parent, the “Borrowers”), the lenders party thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., as agent for the Lenders (the “Administrative Agent”) and as LC Issuer. Capitalized terms used herein but not defined herein shall have the meanings specified by the Credit Agreement.      , a      corporation (the “Borrowing Subsidiary”), hereby agrees with the Administrative Agent, the Lenders and the Borrowers as follows:

In accordance with Section 2.24 of the Credit Agreement, the Borrowing Subsidiary hereby (a) joins the Credit Agreement as a party thereto and shall have all the rights of a Borrower and assumes all the obligations of a Borrower under the Credit Agreement and the other Loan Documents to which the other Borrowing Subsidiaries are a party, (b) agrees to be bound by the provisions of the Credit Agreement or such other Loan Documents as if the Borrowing Subsidiary had been an original party to the Credit Agreement or such other Loan Documents, and (c) confirms that, after joining the Credit Agreement and the other Loan Documents as set forth above, the representations and warranties set forth in the Credit Agreement and the other Loan Documents with respect to the Borrowing Subsidiary are true and correct in all material respects as of the date of this Joinder Agreement and that no Default or Unmatured Default has occurred and is continuing.

The Borrowing Subsidiary shall cooperate with the Administrative Agent and the Lenders and execute such further instruments and documents as the Administrative Agent or the Lenders shall reasonably request to effect, to the reasonable satisfaction of the Administrative Agent and the Lenders, the purposes of this Joinder Agreement.

THIS WRITTEN AGREEMENT AND THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

IN WITNESS WHEREOF this Joinder Agreement is executed and delivered as of the      day of      , 20     .

[BORROWING SUBSIDIARY]

By:
Name:
Title:

EXHIBIT G

FORM OF GUARANTY

[See attached.]

GUARANTY

This Guaranty is made as of October      , 2005 (“Guaranty”), by Cooper Cameron Corporation, a Delaware corporation (the “Guarantor”), in favor of the Administrative Agent and the Lenders (as hereinafter defined).

R E C I T A L S:

A. The Guarantor, Cooper Cameron (U.K.) Limited (the “UK Borrower”), Cameron GmbH (the “German Borrower”), Cooper Cameron (Singapore) Pte. Ltd. (the “Singapore Borrower”), Cooper Cameron Canada Corp. (the “Canadian Borrower”), Cooper Cameron (Luxembourg) SARL (the “Luxembourg Borrower”), the financial institutions named therein (the “Lenders”), Calyon New York Branch, as Syndication Agent, ABN AMRO Bank N.V., Citibank, N.A., and The Royal Bank of Scotland plc, as Documentation Agents, and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”) and as LC Issuer, have entered into a certain Credit Agreement dated as of the date hereof (as from time to time modified, supplemented or amended, the “Credit Agreement”). Each capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term by the Credit Agreement.

B. The Guarantor is the parent of the UK Borrower, the German Borrower, the Singapore Borrower, the Canadian Borrower, and the Luxembourg Borrower and will receive substantial and direct benefits from the extensions of credit contemplated by the Credit Agreement and is entering into this Guaranty to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and extend credit to the Borrowing Subsidiaries thereunder.

C. The execution and delivery of this Guaranty is a condition precedent to the obligation of the Lenders to extend credit to the Borrowing Subsidiaries pursuant to the Credit Agreement.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration and as an inducement to the Lenders to enter into the Credit Agreement and extend credit to the Borrowing Subsidiaries, the Guarantor hereby agrees as follows:

1. The Guarantor hereby absolutely, irrevocably and unconditionally guarantees prompt, full and complete payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of (a) the principal of and interest on the Loans made by the Lenders to, and the Note(s) held by each Lender of, each Borrowing Subsidiary and (b) all other amounts from time to time owing to the Lenders or the Administrative Agent by each Borrowing Subsidiary under the Credit Agreement, the Notes and the other Loan Documents, including without limitation all “Obligations” (as defined in the Credit Agreement) of the Borrowing Subsidiaries (collectively, the “Guaranteed Debt”). This is a guaranty of payment, not a guaranty of collection.

2. The Guarantor waives notice of the acceptance of this Guaranty and of the extension or incurrence of the Guaranteed Debt or any part thereof. The Guarantor further waives presentment, protest, notice, filing of claims with a court in the event of receivership, bankruptcy or reorganization of any Borrowing Subsidiary, demand or action on delinquency in respect of the Guaranteed Debt or any part thereof, including any right to require the Administrative Agent or the Lenders to sue any Borrowing Subsidiary, any other guarantor or any other person obligated with respect to the Guaranteed Debt or any part thereof, or otherwise to enforce payment thereof against any collateral securing the Guaranteed Debt or any part thereof.

3. The Guarantor hereby agrees that, to the fullest extent permitted by law, its obligations hereunder shall be continuing, absolute and unconditional under any and all circumstances and not subject to any reduction, limitation, impairment, termination, defense (other than payment in full, subject however to Section 8 hereof), reduction by setoff or counterclaim, or recoupment whatsoever (all of which are hereby expressly waived by it to the fullest extent permitted by law), whether by reason of any claim of any character whatsoever, including, without limitation, any claim of waiver, release, surrender, alteration or compromise. The validity and enforceability of this Guaranty shall not be impaired or affected by any of the following: (a) any extension, modification or renewal of, or indulgence with respect to, or substitution for, the Guaranteed Debt or any part thereof or any agreement relating thereto at any time; (b) any failure or omission to perfect or maintain any lien on, or preserve rights to, any security or collateral or to enforce any right, power or remedy with respect to the Guaranteed Debt or any part thereof or any agreement relating thereto, or any collateral securing the Guaranteed Debt or any part thereof; (c) any waiver of any right, power or remedy or of any default with respect to the Guaranteed Debt or any part thereof or any agreement relating thereto or with respect to any collateral securing the Guaranteed Debt or any part thereof; (d) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral securing the Guaranteed Debt or any part thereof, any other guaranties with respect to the Guaranteed Debt or any part thereof, or any other obligations of any person thereof; (e) the enforceability or validity of the Guaranteed Debt or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Guaranteed Debt or any part thereof; (f) the application of payments received from any source to the payment of indebtedness other than the Guaranteed Debt, any part thereof or amounts which are not covered by this Guaranty even though the Lenders might lawfully have elected to apply such payments to any part or all of the Guaranteed Debt or to amounts which are not covered by this Guaranty; (g) any change of ownership of any Borrowing Subsidiary or the insolvency, bankruptcy or any other change in legal status of any Borrowing Subsidiary; (h) any change in, or the imposition of, any law, decree, regulation or other governmental act which does or might impair, delay or in any way affect the validity, enforceability or the payment when due of the Guaranteed Debt; (i) the failure of any Borrowing Subsidiary to maintain in full force, validity or effect or to obtain or renew when required all governmental and other approvals, licenses or consents required in connection with the Guaranteed Debt or this Guaranty, or to take any other action required in connection with the performance of all obligations pursuant to the Guaranteed Debt or this Guaranty; (j) the existence of any claim, setoff or other rights which the Guarantor may have at any time against any Borrowing Subsidiary or any other guarantor in connection herewith or with any unrelated transaction; (k) the Lenders’ election, in any case or proceeding instituted under Chapter 11 of the United States Bankruptcy Code, of the application of Section 1111(b)(2) of the United States Bankruptcy Code; (l) any borrowing, use of cash collateral, or grant of a security interest by any Borrowing Subsidiary, as debtor in possession, under Section 363 of the United States Bankruptcy Code; (m) the disallowance of all or any portion of any of the Lenders’ claims for repayment of the Guaranteed Debt under Section 502 or 506 of the United States Bankruptcy Code; or (n) any other fact or circumstance which might otherwise constitute grounds at law or equity for the discharge or release of the Guarantor from its obligations hereunder, all whether or not the Guarantor shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (a) through (n) of this paragraph. It is agreed that the Guarantor’s liability hereunder is independent of any other guaranties or other obligations at any time in effect with respect to the Guaranteed Debt or any part thereof and that the Guarantor’s liability hereunder may be enforced regardless of the existence, validity, enforcement or non-enforcement of any such other guaranties or other obligations or any provision of any applicable law or regulation purporting to prohibit payment by any Borrowing Subsidiary of the Guaranteed Debt in the manner agreed upon among the Administrative Agent, the Lenders and the Borrowing Subsidiaries.

4. Credit may be granted or continued from time to time by the Lenders to any Borrowing Subsidiary without notice to or authorization from the Guarantor regardless of such Borrowing Subsidiary’s financial or other condition at the time of any such grant or continuation. Neither the Administrative Agent nor any Lender shall have an obligation to disclose or discuss with the Guarantor its assessment of the financial condition of any Borrowing Subsidiary.

5. Until the payment in full of the Obligations and termination of all commitments which could give rise to any Obligation, the Guarantor shall have no right of subrogation with respect to the Guaranteed Debt and hereby waives, until such payment occurs, any right to enforce any remedy which the Administrative Agent or the Lenders now have or may hereafter have against any Borrowing Subsidiary, any endorser or any other guarantor of all or any part of the Guaranteed Debt, and the Guarantor hereby waives, until such payment occurs, any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent or the Lenders to secure payment of the Guaranteed Debt or any part thereof or any other liability of any Borrowing Subsidiary to the Administrative Agent or the Lenders.

6. The Guarantor authorizes the Lenders to take any action or exercise any remedy, in each case, as permitted or available at law or equity, with respect to any collateral from time to time securing the Guaranteed Debt, which the Lenders in their sole discretion shall determine, without notice to the Guarantor. Notwithstanding any reference herein to any collateral securing any of the Guaranteed Debt, it is acknowledged that, on the date hereof, neither the Guarantor nor any of its Subsidiaries has granted, or has any obligation to grant, any security interest in or other lien on any of its property as security for the Guaranteed Debt.

7. In the event the Lenders in their sole discretion elect to give notice of any action with respect to any collateral securing the Guaranteed Debt or any part thereof, 10 days’ written notice mailed to the Guarantor by ordinary mail at the address shown hereon shall be deemed reasonable notice of any matters contained in such notice. The Guarantor consents and agrees that neither the Administrative Agent nor the Lenders shall be under any obligation to marshal any assets in favor of the Guarantor or against or in payment of any or all of the Guaranteed Debt.

8. In the event that acceleration of the time for payment of any of the Guaranteed Debt is stayed upon the insolvency, bankruptcy, administration or reorganization of any Borrowing Subsidiary, or otherwise, all such amounts shall nonetheless be payable by the Guarantor forthwith upon demand by the Administrative Agent or the Lenders. The Guarantor further agrees that, to the extent that any Borrowing Subsidiary makes a payment or payments to any of the Lenders on the Guaranteed Debt, or the Administrative Agent or the Lenders receive any proceeds of collateral securing the Guaranteed Debt, which payment or receipt of proceeds or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be returned or repaid to such Borrowing Subsidiary, its estate, trustee, receiver, debtor in possession or any other party, including, without limitation, the Guarantor, under any insolvency or bankruptcy law, state, federal, or foreign law, common law or equitable cause, then to the extent of such payment, return or repayment, the obligation or part thereof which has been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the date when such initial payment, reduction or satisfaction occurred.

9. No delay on the part of the Administrative Agent or the Lenders in the exercise of any right, power or remedy shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent or the Lenders of any right, power or remedy shall preclude any further exercise thereof; nor shall any amendment, supplement, modification or waiver of any of the terms or provisions of this Guaranty be binding upon the Administrative Agent or the Lenders, except as expressly set forth in a writing duly signed and delivered on the Lenders’ behalf by the Administrative Agent. The failure by the Administrative Agent or the Lenders at any time or times hereafter to require strict performance by any Borrowing Subsidiary or the Guarantor of any of the provisions, warranties, terms and conditions contained in any promissory note, security agreement, agreement, guaranty, instrument or document now or at any time or times hereafter executed pursuant to the terms of, or in connection with, the Credit Agreement by any Borrowing Subsidiary or the Guarantor and delivered to the Administrative Agent or the Lenders shall not waive, affect or diminish any right of the Administrative Agent or the Lenders at any time or times hereafter to demand strict performance thereof, and such right shall not be deemed to have been waived by any act or knowledge of the Administrative Agent or the Lenders, their agents, officers or employees, unless such waiver is contained in an instrument in writing duly signed and delivered on the Lenders’ behalf by the Administrative Agent. No waiver by the Administrative Agent or the Lenders of any default shall operate as a waiver of any other default or the same default on a future occasion, and no action by the Administrative Agent or the Lenders permitted hereunder shall in any way affect or impair the Administrative Agent’s or the Lenders’ rights or powers, or the obligations of the Guarantor under this Guaranty. Any determination by a court of competent jurisdiction of the amount of any Guaranteed Debt owing by the Borrower to the Lenders shall be conclusive and binding on the Guarantor irrespective of whether the Guarantor was a party to the suit or action in which such determination was made.

10. Subject to the provisions of Section 8 hereof, this Guaranty shall continue in effect until the Credit Agreement has terminated, the Guaranteed Debt has been paid in full and the other conditions of this Guaranty have been satisfied.

11. In addition to and without limitation of any rights, powers or remedies of the Administrative Agent or the Lenders under applicable law, any time after maturity of the Guaranteed Debt, whether by acceleration or otherwise, the Administrative Agent or the Lenders may, in their sole discretion, with notice after the fact to the Guarantor and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply toward the payment of the Guaranteed Debt (a) any indebtedness due or to become due from any of the Lenders to the Guarantor, and (b) any moneys, credits or other property belonging to the Guarantor (including all account balances, whether provisional or final and whether or not collected or available) at any time held by or coming into the possession of any of the Administrative Agent or any Lender whether for deposit or otherwise.

12. The Guarantor agrees to pay all costs, fees and expenses (including reasonable attorneys’ fees of the Administrative Agent or a Lender) incurred by the Administrative Agent or any Lender in collecting or enforcing the obligations of the Guarantor under this Guaranty.

13. This Guaranty shall bind the Guarantor and its successors and assigns and shall inure to the benefit of the Administrative Agent, the Lenders and their successors and assigns. All references herein to the Lenders shall for all purposes also include all Participants, subject to the provisions of Section 12.2 of the Credit Agreement. All references herein to a Borrowing Subsidiary shall be deemed to include its respective successors and assigns including, without limitation, a receiver, trustee or debtor in possession of or for such Borrowing Subsidiary.

14. THIS GUARANTY SHALL BE CONSTRUED AND THE RIGHTS AND LIABILITIES OF THE ADMINISTRATIVE AGENT, THE LENDERS AND THE GUARANTOR DETERMINED, IN ACCORDANCE WITH THE INTERNAL LAWS, WITHOUT REGARD TO CONFLICT OF LAWS PROVISIONS, OF THE STATE OF TEXAS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS. EACH OF THE GUARANTOR AND, BY THEIR ACCEPTANCE HEREOF, THE ADMINISTRATIVE AGENT AND EACH LENDER, HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR TEXAS STATE COURT SITTING IN HOUSTON, TEXAS, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY, AND HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. THE GUARANTOR WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY MESSENGER OR BY REGISTERED MAIL DIRECTED TO THE GUARANTOR AT THE ADDRESS INDICATED IN THE CREDIT AGREEMENT, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED THREE DAYS AFTER THE SAME SHALL HAVE BEEN POSTED AS AFORESAID. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR THE LENDERS TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR THE LENDERS TO BRING ANY ACTION OR PROCEEDING AGAINST THE GUARANTOR OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE GUARANTOR AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS GUARANTY SHALL BE BROUGHT ONLY IN A COURT IN HOUSTON, TEXAS; PROVIDED, THAT SUCH PROCEEDINGS MAY BE BROUGHT IN OTHER COURTS IF JURISDICTION MAY NOT BE OBTAINED IN A COURT IN HOUSTON, TEXAS.

15. EACH OF THE GUARANTOR AND, BY THEIR ACCEPTANCE HEREOF, THE ADMINISTRATIVE AGENT AND EACH LENDER, WAIVES TRIAL BY JURY WITH RESPECT TO DISPUTES ARISING HEREUNDER.

16. Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

17. Except as otherwise expressly provided herein, any notice required or desired to be served, given or delivered to any party hereto under this Guaranty shall be in writing by telex, facsimile, U.S. mail or overnight courier and addressed or delivered to such party at its address set forth in the Credit Agreement, or to such other address as the Administrative Agent or the Lenders or the Guarantor designates to the Administrative Agent in writing. All notices by United States mail shall be sent certified mail, return receipt requested. All notices hereunder shall be effective upon delivery or refusal of receipt; provided that any notice transmitted by telex or facsimile shall be deemed given when transmitted (answerback confirmed in the case of telexes).

18. As of the date hereof, both the Guaranteed Debt and the obligations of the Guarantor hereunder are unsecured. The various references herein to security or collateral for the Guaranteed Debt and/or such obligations shall not be deemed to grant any security or collateral to the Administrative Agent or the Lenders and shall be operative only to the extent that after the date hereof such security or collateral is granted (it being understood that neither the Guarantor nor any of the Borrowing Subsidiaries has any obligation to grant such security or collateral).

IN WITNESS WHEREOF, the Guarantor has entered into this Guaranty as of the      day of October 2005.

COOPER CAMERON CORPORATION

By:
Name:
Title:

SCHEDULE 1

SUBSIDIARIES

(SEE SECTION 5.7)

[See attached.]

COOPER CAMERON CORPORATION — SUBSIDIARIES & JOINT VENTURES
(Active As of October 1, 2005)

			State/Country of
	% Owned	% Owned	Incorporation or
Cooper Cameron Corporation (Delaware) - Parent	by Subsidiary	by CCC	Organization
Cameron Algerie (1 share owned by CCPEG)		100	Algeria

Cameron Al Rushaid Ltd.		50	Saudi Arabia

Cameron Argentina S.A.I.C. (122,700 shares owned by CCPEG)	Less than 1%	100	Argentina

Cameron Gabon, S.A. (1 share owned by Chairman)		100	Gabon

Cameron Services Middle East LLC (Joint Venture)		24	Oman

Cameron Venezolana, S.A.		100	Venezuela

Cameron Remanufacturas, C.A.	100		Venezuela

Cameron Angola (1 share owned by CCPEG)		100	Angola

Compression Services Company		100	Ohio, USA

Cooper Cameron Foreign Sales Company, Inc.		100	Barbados

Cooper Cameron International Holding Corp. (CESI has partial interest)	8.36	91.64	Nevada, USA

Cooper Cameron Holding (Cayman) Limited	100		Grand Cayman

Cameron Australasia Pty. Ltd.	100		Australia

Cooper Cameron Valves Australia Pty. Ltd.	100		Australia

Cooper Cameron Campex Limited	80.1		Grand Cayman

Cooper Cameron China Co. Ltd. (10-12-2004)	100		China

Cooper Cameron do Brasil Ltda. (1 share owned by CC (Lux) SARL)	100		Brazil

Cooper Cameron (Trinidad) Limited	100		Trinidad and Tobago

Cooper Cameron (Gibraltar) Limited	100		Gibraltar

Cooper Cameron Holding (Luxembourg) SARL	100		Luxembourg

Cooper Cameron (Luxembourg) SARL	100		Luxembourg

Cameron GmbH	100		Germany

Cooper Cameron Valves Italy Srl.	100		Italy

Cameron Ireland Limited	100		Ireland

Cooper Cameron Netherlands B.V. (11-2004)	100		Netherlands

CCC Euro Automation Center BV	100		Netherlands

Sterom S.A.	100		Romania

Cooper Cameron Holding (Dutch) B.V.	100		Netherlands

Cooper Cameron Canada Corporation	100		Canada/Nova Scotia

Ed’s Wellhead Supply (2005) Ltd.	100		Canada/Alberta

St. Clair Valve Techniques Limited	100		Canada/Ontario

Cooper Cameron Holding (U.K.) Limited	100		United Kingdom

Cameron France, S.A.S.	100		France

Cooper Cameron (U.K.) Limited	100		United Kingdom

Cooper Cameron (U.K.) Investments Limited	100		United Kingdom

Flow Link Systems Private Ltd.	100		India

Nutron Manufacturers (India) Private Limited	100		India

Flow Control-Tati Production Sdn. Bhd.	49		Malaysia

Nutron Flow Control Sdn. Bhd.	100		Malaysia

Cameron Offshore Engineering Limited	100		United Kingdom

Cooper Cameron Pensions Limited	100		United Kingdom

Cameron Integrated Services Limited	100		United Kingdom

Sherkate Mohandesi Hafar Chah Jonoob*	80		Iran

Cooper Cameron Holding B.V.	100		Netherlands

Cooper Energy Services B.V.	100		Netherlands

Cameron B.V.	100		Netherlands

Cooper Cameron Holding (Norway) AS	100		Norway

Cameron Norge AS	100		Norway

Cooper Cameron (Singapore) Pte. Ltd.	100		Singapore

Riyan Cameron (B) Sendirian Berhad	100		Brunei

Cooper Cameron (Holding) Corp.		100	Nevada, USA

Cooper — Texgas Ltd. (1 share owned by Compression Services Co.)	50		Colombia

NuFlo Technologies, Inc.	100		Delaware, USA

NuFlo Technologies US, Inc.	100		Delaware, USA

NuFlo GP Holdings, Inc.	100		Delaware, USA

NuFlo LP Holdings, Inc.	100		Delaware, USA

NuFlo Holdings, LP (1% owned by NuFlo GP Holdings, Inc.)	99		Texas, USA

Nuflo Technologies Canada Ltd.	100		Alberta, CA

Barton Instrument Systems Limited	100		England & Wales

NuFlo Finance and Royalty Company	100		Delaware, USA

NuFloTechnologies Sales Company	100		Delaware, USA

OPE, Inc.		33	Texas, USA

Sequel Holding, Inc.		100	Delaware, USA

Petreco International Inc. (partially owned by Sequel Holding, Inc.)		100	Delaware, USA

Petreco-KCC Holding, Inc.	100		Delaware, USA

Petreco-KCC Limited	100		United Kingdom

Petreco International Limited	100		United Kingdom

KCC Group Limited	100		United Kingdom

Petreco International (Middle East) Limited	100		United Kingdom

KCC Process Equipment Limited	100		United Kingdom

RJB Engineering (UK) Limited	100		United Kingdom

KCC Resources (Jersey) Limited	100		Jersey

Petreco Canada Inc.	100		Canada/Alberta

Cooper Cameron Corporation Nigeria Limited		60	Nigeria

Cooper Cameron S.R.L.		100	Italy

Cooper Energy Services de Venezuela, S.A.		100	Venezuela

Cooper Energy Services International, Inc.		100	Ohio, USA

Canada Tiefbohrgeräte und Maschinenfabrik GmbH (Partially owned by CCPEG)	100		Austria

Cooper Cameron de Mexico S.A. de C.V. (1 share owned by CCPEG)		100	Mexico

Cooper Cameron Petroleum Equipment Group, Inc. (CCPEG)		100	Delaware, USA

Cooper Turbocompressor, Inc.		100	Delaware, USA

Wellhead Services, Inc.		100	Nevada, USA

Cooper Cameron (Malaysia) Sdn Bhd**	49		Malaysia

Cooper Cameron Valves Singapore Pte. Ltd.	100		Singapore

Cooper Cameron Corporation Sdn Bhd	70		Malaysia

PCC Bumi Flow technologies Sdn. Bhd.	49		Malaysia

• In the process of being sold
** Local Malaysian law requires that a majority of stock be owned by local residents.
Attorney/agents hold 51% of stock on CCC’s behalf.

SCHEDULE 2

LIENS

(SEE SECTION 6.15)

Liens of the Parent and its Subsidiaries comprised primarily of automobile leases accounted for as capital lease obligations of Parent or such Subsidiaries.

The Capital Lease balance as of August 26, 2005 is as follows:

	CCC (US)	CTC (US)	CC Canada Corp.	Orbit Valve Company	TOTAL
Balance	$5,404,821	$159,762	$1,950,496	$34,149	$7,549,228

SCHEDULE 3

EUROCURRENCY PAYMENT OFFICES OF THE ADMINISTRATIVE AGENT

All Currencies:

JPMORGAN CHASE BANK, N.A. Bank One Plaza Suite IL1-0010 Chicago, Illinois 60670 ABA No.:	02100021
Account No.:	9008109962
LS2 Incoming Account
Reference:	Cooper Cameron Corp.
Attn:	Claudia Kech

#1887903.7